UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

CHIPOTLE MEXICAN GRILL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Chipotle Mexican Grill, Inc.

610 Newport Center Drive

Newport Beach, CA 92660

April 1, 2019

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Chipotle Mexican Grill, Inc., which will be held on May 21, 2019 at 8:00 a.m. local time at the Hyatt Regency Newport Beach, 1107 Jamboree Road, Newport Beach, CA 92660 in the Garden II ballroom. Details of the business to be conducted at the annual meeting are given in the notice of meeting and proxy statement that follow.

Your vote is important. Whether or not you plan to attend the annual meeting, we encourage you to vote by telephone, by Internet or by signing, dating and returning your proxy card by mail. You may also vote in person at the annual meeting. Full instructions are contained in this proxy statement or in the Notice of Internet Availability of Proxy Materials that was sent to you.

On behalf of the Board of Directors and Chipotle’s management, thank you for your commitment to Chipotle.

Sincerely,

  Chief Executive Officer

NOTICE OF MEETING

The 2019 annual meeting of shareholders of Chipotle Mexican Grill, Inc. will be held on May 21, 2019 at 8:00 a.m. local time at the Hyatt Regency Newport Beach, 1107 Jamboree Road, Newport Beach, CA 92660 in the Garden II ballroom.

Shareholders will consider and act on the following matters:

1.	Election of the ten director nominees named in this proxy statement, each to serve a one-year term;

2.	An advisory vote to approve the compensation of our executive officers as disclosed in this proxy statement (known as “say-on-pay”);

3.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019; and

4.	Such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

Information about these matters is contained in the proxy statement that accompanies this notice.

Only stockholders of record at the close of business on March 26, 2019 are entitled to notice of and to vote at the annual meeting. This Notice and the accompanying Proxy Statement are first being distributed to stockholders on or about April 1, 2019.

If you would like to attend the annual meeting in person, you will need to obtain an admission ticket in advance. You can obtain a ticket by following the instructions beginning on page 60.

Your vote is important. Please note that if you hold your shares through a broker, your broker cannot vote your shares on the election of directors or on the approval, on an advisory basis, of our executive compensation unless they have your specific instructions on how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker.

By order of the Board of Directors

Executive Chairman of the Board

April 1, 2019

Proxy Statement Summary

INFORMATION ABOUT THE ANNUAL MEETING
Date and Time:	Tuesday, May 21, 2019 8:00 am (PDT)
Location:	Garden II ballroom Hyatt Regency Newport Beach 1107 Jamboree Road Newport Beach CA 92660
Record Date for Shareholders entitled to vote:	March 26, 2019

MATTERS TO BE VOTED ON AT THE ANNUAL MEETING AND BOARD RECOMMENDATIONS
1. Election of the ten Director nominees named in this proxy statement (page 6)	For
2. Advisory Say on Pay vote (page 23)	For
3. Ratification of Ernst & Young LLP as independent auditors (page 24)	For

HIGHLIGHTS OF DIRECTOR NOMINEES

NAME	YEARS OF SERVICE	INDEPENDENT	BOARD RECOMMENDATION	AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING & CORPORATE GOVERNANCE COMMITTEE
Albert Baldocchi†	22	Yes	FOR	Chairperson
Paul Cappuccio	2	Yes	FOR	✓		Chairperson
Steve Ells Executive Chairman	23	No	FOR
Patricia Fili-Krushel(1)	–	Yes	FOR
Neil Flanzraich Lead Independent Director	12	Yes	FOR		Chairperson	✓
Robin Hickenlooper	2	Yes	FOR	✓
Scott Maw(1)	–	Yes	FOR
Ali Namvar	2	Yes	FOR		✓	✓
Brian Niccol	1	No	FOR
Matthew Paull	2	Yes	FOR		✓

†	– Designated as “Audit Committee Financial Expert” under SEC rules.

(1)	Ms. Fili-Krushel and Mr. Maw were elected to the Board on March 13, 2019 and will be considered for appointment to one or more Committees after the annual meeting.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2019 PROXY STATEMENT	i

Proxy Statement Summary (continued)

SUMMARY OF CORPORATE GOVERNANCE HIGHLIGHTS

Nine of the 11 members on our current Board of Directors are independent.

Independent directors are led by an independent Lead Director.

All directors stand for re-election on an annual basis.

Directors are elected by majority vote in uncontested elections and any director who does not receive a majority of votes cast is required to submit his or her resignation, for consideration by the Board.

Independent Board members meet in executive session at each quarterly Board meeting.

Board and Committee performance is reviewed in an annual self-assessment, with reporting to and evaluation by the full Board.

We do not have a shareholder rights plan or “poison pill.”

All executive officers and directors are prohibited from hedging/pledging shares of our common stock.

Bylaws contain proxy access provisions, which enables qualifying shareholders to nominate directors for election to our Board.

We have robust stock ownership requirements for executive officers and directors, with the highest CEO and CFO ownership requirements amongst our peer group of companies, as described in “Compensation Discussion and Analysis”.

Bylaws permit holders of at least 25% of our outstanding common stock to call special meetings of shareholders.

See the “Compensation Discussion and Analysis” section of this proxy statement for significant compensation policies and procedures we employ to motivate our employees to build shareholder value and promote the interests of all our shareholders.

ii	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2019 PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2019 PROXY STATEMENT	iii

Table of Contents (continued)

iv	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2019 PROXY STATEMENT

Annual Meeting Information

ANNUAL MEETING INFORMATION

This proxy statement contains information related to the annual meeting of shareholders of Chipotle Mexican Grill, Inc. to be held on Tuesday, May 21, 2019, beginning at 8:00 a.m. (PDT) at the Hyatt Regency Newport Beach, 1107 Jamboree Road, Newport Beach, CA 92660 in the Garden II ballroom. This proxy statement was prepared under the direction of Chipotle’s Board of Directors to solicit your proxy for use at the annual meeting. It will be made available to shareholders on or about April 1, 2019.

Who is entitled to vote and how many votes do I have?

If you were a shareholder of record of our common stock on March 26, 2019, you are entitled to vote at the annual meeting, or at any postponement or adjournment of the annual meeting. On each matter to be voted on, you may cast one vote for each share of common stock you hold. As of March 26, 2019, there were 27,725,468 shares of common stock outstanding and entitled to vote.

What am I voting on?

You will be asked to vote on three proposals:

Board Recommendation:

PROPOSAL 1 –	Election of the ten director nominees named in this proxy statement	FOR

PROPOSAL 2 –	An advisory vote to approve the compensation of our executive officers as disclosed in this proxy statement (“say-on-pay”).	FOR

PROPOSAL 3 –	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019.	FOR

The Board of Directors is not aware of any other matters to be presented for action at the meeting.

How does the Board of Directors recommend I vote on the proposals?

The Board of Directors recommends a vote FOR each candidate for director and FOR Proposals 2 and 3.

How do I vote?

If you hold your shares through a broker, bank or other nominee in “street name,” you need to submit voting instructions to your broker, bank or other nominee to cast your vote. In most instances you can do this over the Internet. The Notice of Internet Availability of Proxy Materials that was provided to you has specific instructions for how to submit your vote, or if you have received or request a hard copy of this proxy statement you may mark, sign, date and mail the accompanying voting instruction form in the postage-paid envelope provided. Your vote is revocable by following the procedures outlined in this proxy statement. However, since you are not a shareholder of record you may not vote your shares in person at the meeting without obtaining authorization from your broker, bank or other nominee.

If you are a shareholder of record, you can vote your shares over the Internet as described in the Notice of Internet Availability of Proxy Materials that was provided to you, or if you have received or request a hard copy of this proxy statement and accompanying form of proxy card you may vote by telephone as described on the proxy card, or by mail by marking, signing, dating and mailing your proxy card in the postage-paid envelope provided. Your designation of a proxy is revocable by following the procedures outlined in this proxy statement. The method by which you vote will not limit your right to vote in person at the annual meeting.

If you receive hard copy materials and sign and return your proxy card without specifying choices, your shares will be voted as recommended by the Board of Directors.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2019 PROXY STATEMENT	1

Annual Meeting Information (continued)

Will my shares held in street name be voted if I do not provide voting instructions?

Under the rules of the New York Stock Exchange, or NYSE, on voting matters characterized by the NYSE as “routine,” NYSE member firms have the discretionary authority to vote shares for which their customers do not provide voting instructions. On non-routine proposals, such “uninstructed shares” may not be voted by your broker. Only the proposal to ratify the appointment of our independent registered public accounting firm is considered a routine matter for this purpose. None of the other proposals presented in this proxy statement are considered routine matters. Accordingly, if you hold your shares through a brokerage firm and do not provide timely voting instructions, your shares will be voted, if at all, only on Proposal 3. We strongly encourage you to exercise your right to vote in the election of directors and other matters to be voted on at the annual meeting.

Can I change my vote or revoke my proxy?

You can change your vote or revoke your proxy at any time before it is voted at the annual meeting by:

•	re-submitting your vote on the Internet;

•	if you are a shareholder of record, by sending a written notice of revocation to our corporate Secretary at our principal offices, 610 Newport Center Dr., Suite 1300, Newport Beach, CA 92660; or

•	if you are a shareholder of record, by attending the annual meeting and voting in person.

Attendance at the annual meeting will not by itself revoke your proxy. If you hold shares in street name and wish to cast your vote in person at the meeting, you must contact your broker, bank or other nominee to obtain written authorization to vote at the meeting.

What do I need to attend the meeting?

To attend the meeting, you must be a shareholder on the record date and obtain an admission ticket in advance by following the instructions that begin on page 60. Tickets will be available to registered and beneficial owners and to one guest accompanying each registered or beneficial owner. Requests for admission tickets will be processed in the order in which they are received and must be requested no later than May 17, 2019. Please note that seating is limited and requests for tickets will be accepted on a first-come, first-served basis. On the day of the meeting, each shareholder will be required to present valid picture identification such as a driver’s license or passport with their admission ticket. Seating will begin at 7:30 a.m. and the meeting will begin at 8:00 a.m. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted to be used at the meeting. You may be required to enter through a security check before being granted access to the meeting.

What constitutes a quorum?

A quorum is necessary to conduct business at the annual meeting. At any meeting of our shareholders, the holders of a majority in voting power of our outstanding shares of common stock entitled to vote at the meeting, present in person or by proxy, constitutes a quorum for all purposes. You are part of the quorum if you have voted by proxy. Abstentions, broker non-votes and votes withheld from director nominees count as “shares present” at the meeting for purposes of determining whether a quorum exists.

What is a “broker non-vote”?

A broker non-vote occurs when a broker, bank or other nominee who holds shares for another does not vote on a particular item because the nominee has not received instructions from the owner of the shares and does not have discretionary voting authority for that item. See “Will my shares held in street name be voted if I do not provide voting instructions?” above for more information.

What vote is required to approve each proposal?

Proposal 1 — Re-election of each nominee for director requires that such nominee receive a majority of the votes cast regarding his or her election. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of the election of directors.

Proposals 2 and 3 — The say-on-pay advisory vote and ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019 require the affirmative vote of a majority of the voting power present at the annual meeting and entitled to vote in order to be approved. Abstentions represent shares entitled to vote, and therefore will have the same effect as a vote “AGAINST” a proposal. Broker non-votes, which are expected to occur with respect to the say-on-pay vote (Proposal 2), are not counted as entitled to vote and therefore will have no effect on the outcome of any of these proposals.

Because the say-on-pay vote (Proposal 2) is advisory, it will not be binding on the Board or the company. However, the Board will review the voting results and take them into consideration when making future decisions regarding

2	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2019 PROXY STATEMENT

Annual Meeting Information (continued)

executive compensation. Ratification of our appointment of independent auditors is not required and therefore the vote on Proposal 3 is also advisory only. See Proposal 3 for additional information about the effect of the voting outcome on this proposal.

What if a nominee for director does not receive a majority of votes cast regarding his or her election?

Such director(s) would be required to submit an irrevocable resignation to the Nominating and Governance Committee of the Board, and the Committee would make a recommendation to the Board as to whether to accept or reject the resignation or whether other action should be taken. The Board would then act on the resignation, considering the Committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the SEC) its decision regarding the resignation, and if such resignation is rejected the rationale behind the decision, within 90 days following certification of the election results. The Committee in making its recommendation and the Board in making its decision each may consider any factors and other information that they consider appropriate and relevant.

How is this proxy statement being delivered?

We have elected to deliver our proxy materials electronically over the Internet as permitted by rules of the Securities and Exchange Commission, or SEC. As required by those rules, we are distributing to our shareholders of record and beneficial owners as of the close of business on March 26, 2019 a Notice of Internet Availability of Proxy Materials. On the date of distribution of the notice, all shareholders and beneficial owners will have the ability to access all of the proxy materials at the URL address included in the notice. These proxy materials are also available free of charge upon request at 1-800-690-6903, or by e-mail at sendmaterial@proxyvote.com, or by writing to Chipotle Mexican Grill, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Requests by e-mail or in writing should include the control number included on the notice you received. If you would like to receive the Notice of Internet Availability of Proxy Materials via e-mail rather than regular mail in future years, please follow the instructions on the notice, or enroll on the Investors page of our web site at www.chipotle.com. Delivering future notices by e-mail will help us reduce the cost and environmental impact of our annual meeting.

Who is bearing the cost of this proxy solicitation?

We will bear the cost of preparing, assembling and mailing the Notice of Internet Availability of Proxy Materials; of making these proxy materials available on the Internet and providing hard copies of the materials to shareholders who request them; and of reimbursing brokers, nominees, fiduciaries and other custodians for the out-of-pocket and clerical expenses of transmitting copies of the Notice of Internet Availability of Proxy Materials and the proxy materials themselves to beneficial owners of our shares. A few of our officers and employees may participate in the solicitation of proxies, without additional compensation, by telephone, e-mail or other electronic means or in person. We have also engaged Alliance Advisors, LLC to assist us in the solicitation of proxies, for which we have agreed to pay a fee of $22,500 plus reimbursement of customary expenses.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2019 PROXY STATEMENT	3

Beneficial Ownership of our Common Stock

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following tables shows the beneficial ownership of shares of our common stock as of March 26, 2019 by:

•	each person (or group of affiliated persons) known to us to beneficially own more than 5 percent of our common stock;

•	each of the executive officers listed in the 2018 Summary Compensation Table appearing later in this proxy statement;

•	each of our directors; and

•	all of our current executive officers and directors as a group.

The number of shares beneficially owned by each shareholder is determined under SEC rules and generally includes shares for which the holder has voting or investment power. The information does not necessarily indicate beneficial ownership for any other purpose. The percentage of beneficial ownership shown in the following tables is based on 27,725,468 outstanding shares of common stock as of March 26, 2019. For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to the terms of stock options, stock appreciation rights or restricted stock units exercisable or vesting within 60 days after March 26, 2019 are included as outstanding and beneficially owned for that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

Name of Beneficial Owner	Shares Beneficially Owned (Outstanding)	Shares Beneficially Owned (Right to Acquire)	Total Shares Beneficially Owned	Percentage of Class Beneficially Owned
Beneficial holders of 5% or more of outstanding common stock
The Vanguard Group, Inc.(1)	2,911,960	–	2,911,960	10.50%
Pershing Square Capital Management L.P.(2)	1,880,799	–	1,880,799	6.78%
BlackRock, Inc.(3)	1,615,632	–	1,615,632	5.83%
Susquehanna Securities(4)	1,441,778	–	1,441,778	5.20%
Directors and Executive Officers
Brian Niccol(5)	5,065	55,976	61,041	*
Steve Ells(6)	208,339	175,000	383,339	1.38%
Jack Hartung(7)	35,272	60,000	95,272	*
Curt Garner(8)	–	48,500	48,500	*
Scott Boatwright(9)	–	–	–	–
Christopher Brandt(9)	–	–	–	–
Albert Baldocchi(10)(11)	72,918	792	73,710	*
Paul Cappuccio(12)	500	277	777	*
Patricia Fili-Krushel(13)	–	–	–	*
Neil Flanzraich(10)	3,631	792	4,423	*
Robin Hickenlooper(12)	–	277	277	*
Scott Maw(13)	–	–	–	*
Kimbal Musk(14)	501	542	1,043	*
Ali Namvar(12)(15)	3,000	277	3,277	*
Matthew Paull(12)	516	277	793	*
All directors and executive officers as a group (19 people)	324,677	286,734	611,411	2.21%

*	Less than one percent.

4	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2019 PROXY STATEMENT

Beneficial Ownership of our Common Stock (continued)

(1)

Based solely on a report on Schedule 13G/A filed on January 10, 2019. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania, 19355. The Vanguard Group, Inc. has sole voting power with respect to 30,167 shares of common stock, shared voting power with respect to 6,000 shares of common stock, sole dispositive power with respect to 2,876,031 shares of common stock and shared dispositive power with respect to 35,929 shares of common stock.

(2)

Based solely on a report on Schedule 13D/A filed by Pershing Square Capital Management, L.P., PS Management GP, LLC, and William A. Ackman (collectively, “Pershing Square”) on August 30, 2018, as well as a Form 4 filed by Pershing Square on February 14, 2019. The address of Pershing Square is 888 Seventh Avenue, 42nd Floor, New York, New York, 10019.

(3)

Based solely on a report on Schedule 13G/A filed on February 4, 2019. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York, 10022. BlackRock, Inc. has sole voting power with respect to 1,407,615 shares of common stock and sole dispositive power with respect to 1,615,632 shares of common stock.

(4)

Based solely on a report on Schedule 13G/A filed on February 14, 2019 by G1 Execution Services, LLC, Susquehanna Investment Group and Susquehanna Securities. The address of Susquehanna Investment Group and Susquehanna Securities is 401 E. City Avenue, Suite 220, Bala Cynwyd, Pennsylvania, 19004 and the address of G1 Execution Services, LLC is 175 W. Jackson Blvd., Suite 1700, Chicago, IL 60604. G1 Execution Services, LLC, Susquehanna Investment Group and Susquehanna Securities have shared voting power and shared dispositive power with respect to 1,441,778 shares of common stock; G1 Execution Services, LLC has sole voting power and sole dispositive power with respect to 900 shares of common stock; Susquehanna Investment Group has sole voting power and sole dispositive power with respect to 42,578 shares of common stock; and Susquehanna Securities has sole voting power and sole dispositive power with respect to 1,398,300 shares of common stock.

(5)	Shares beneficially owned by Mr. Niccol include 55,976 shares underlying vested stock appreciation rights.

(6)	Shares beneficially owned by Mr. Ells include 175,000 shares underlying vested stock appreciation rights.

(7)

Shares beneficially owned by Mr. Hartung include: 19,782 shares in a revocable trust for Mr. Hartung’s benefit and of which his spouse is the trustee; 35 shares beneficially owned by his children; and 60,000 shares underlying vested stock appreciation rights. Mr. Hartung disclaims beneficial ownership of the shares beneficially owned by his children.

(8)	Shares beneficially owned by Mr. Garner include 48,500 shares underlying stock appreciation rights that are vested or will vest within 60 days of March 26, 2019.

(9)	Mr. Boatwright joined us in May 2017 and Mr. Brandt joined us in April 2018. Both have equity awards that will begin to vest later in 2019 or 2020.

(10)

Shares beneficially owned by Messrs. Baldocchi and Flanzraich include 792 shares underlying unvested restricted stock units, which are deemed to be beneficially owned because each such director is retirement-eligible, and the vesting of the awards accelerates in the event of the director’s retirement.

(11)	Shares beneficially owned by Mr. Baldocchi include 69,648 shares he owns jointly with his spouse.

(12)	Shares beneficially owned by Ms. Hickenlooper and Messrs. Cappuccio, Namvar and Paull include 277 shares underlying restricted stock units that will vest within 60 days of March 26, 2019.

(13)	Ms. Fili-Krushel and Mr. Maw were elected to the Board on March 13, 2019. They will receive their first equity grant as directors on the date of the annual meeting.

(14)	Shares beneficially owned by Mr. Musk include 542 shares underlying restricted stock units that are vested or will vest within 60 days of March 26, 2019.

(15)

Mr. Namvar disclaims beneficial ownership of the shares beneficially owned by Pershing Square Capital Management L.P., PS Management GP, LLC and William A. Ackman, and accordingly such shares are not reported above as beneficially owned by Mr. Namvar.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2019 PROXY STATEMENT	5

Proposal 1

Election of Directors

Our Board of Directors currently has eleven members, with each director serving for a one-year term. At the annual meeting, shareholders will vote on the ten nominees named below, each of whom is an incumbent member of the Board. Each of the director nominees was elected at the 2018 annual meeting of shareholders, except for Patricia Fili-Krushel and Scott Maw, who were elected to our Board of Directors on March 13, 2019.

One of our current directors, Kimbal Musk, has decided to not stand for re-election at the annual meeting. Mr. Musk has served on our Board since 2013 and Chipotle extends its heartfelt appreciation to Mr. Musk for the tremendous contributions he has made to our success through his leadership in innovation and experience with fast-growing companies. It is anticipated that the size of the Board will be reduced from eleven members to ten members following the annual meeting.

Each of the nominees was nominated by the Board upon the recommendation of the Nominating and Corporate Governance Committee and has consented to serve if elected. If any nominee is unable to serve or will not serve for any reason, the persons designated on the accompanying form of proxy will vote for other candidates in accordance with their judgment. We are not aware of any reason the nominees would not be able to serve if elected. Patricia Fili-Krushel initially was recommended to our Board by one of our incumbent directors, and Scott Maw initially was recommended to our Board by a member of our executive management team, and both were evaluated by an executive recruiting firm retained by the Board to assist in identifying, evaluating and conducting due diligence on potential director candidates. There are no family relationships among our directors, or between our directors and executive officers.

Re-election of each nominee for director requires that such nominee receive a majority of the votes cast FOR his or her election. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of any of these proposals.

The Board of Directors recommends a vote FOR the election of each of the director nominees.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Biographical Information

The following is biographical information about each nominee, including a description of the experience, qualifications and skills that have led the Board to determine that each nominee should serve on the Board. The current terms of all directors expire as of the date of next year’s annual meeting of shareholders or continue until their successors are elected and have qualified. The age of each director is as of May 21, 2019, the date of the annual meeting.

DIRECTORS STANDING FOR RE-ELECTION

Albert S. Baldocchi Age: 65 Director Since: 1997

Background:

Mr. Baldocchi has been self-employed since 2000 as a financial consultant and strategic advisor for, and investor in, a variety of privately-held companies. He holds a Bachelor of Science degree in chemical engineering from the University of California at Berkeley and an MBA from Stanford University.

Qualifications:

Mr. Baldocchi’s extensive involvement with restaurant companies for more than 25 years has given him an in-depth knowledge of restaurant company finance, operations and strategy. He also has considerable experience with high-growth companies in the restaurant industry and in other industries, and his experience as a senior investment banker at a number of prominent institutions, including Morgan Stanley, Solomon Brothers and Montgomery Securities, helped him develop solid capabilities in accounting and finance as well.

6	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2019 PROXY STATEMENT

Proposal 1 (continued)

Paul T. Cappuccio Age: 57 Director Since: 2016

Background:

Mr. Cappuccio served as Executive Vice President and General Counsel of Time Warner, Inc., a global media and entertainment company, from 2001 through 2018. In this capacity, he oversaw the worldwide management of Time Warner’s legal functions, collaborating with all of its operating businesses. From 1999 to 2001, Mr. Cappuccio was Senior Vice President and General Counsel at America Online (AOL). Before joining AOL, he was a partner at the Washington, DC office of law firm Kirkland & Ellis LLP, where he specialized in telecommunications law, appellate litigation, and negotiation with government agencies. From 1991 to 1993, Mr. Cappuccio was Associate Deputy Attorney General at the United States Department of Justice. Prior to his service at the DOJ, Mr. Cappuccio served as law clerk at the United States Supreme Court for Justices Antonin Scalia and Anthony M. Kennedy, and as a law clerk to Judge Alex Kozinski of the United States Court of Appeals for the Ninth Circuit. Mr. Cappuccio earned a law degree from Harvard Law School and a Bachelor’s degree from Georgetown University. He previously served on the board of directors of Central European Media Enterprises Ltd. (NasdaqGS: CETV) until December 2018.

Qualifications: Mr. Cappuccio’s contributions to the Board include strong experience in legal and regulatory compliance, risk management, and public company corporate governance.

Steve Ells Age: 53 Director Since: 1996

Background:

Mr. Ells founded Chipotle in 1993 and served as Chief Executive Officer until Mr. Niccol was appointed to that role in March 2018, at which time Mr. Ells became Executive Chairman. From 2009 through 2016, Mr. Ells served as Co-Chief Executive Officer and Chairman. Prior to launching Chipotle, Mr. Ells worked for two years at Stars restaurant in San Francisco. Mr. Ells’ vision – that food served fast doesn’t have to be low quality and that delicious food doesn’t have to be expensive – is the foundation on which Chipotle is based. Mr. Ells graduated from the University of Colorado with a Bachelor of Arts degree in art history, and is also a graduate of the Culinary Institute of America.

Qualifications:

Mr. Ells’ visionary thinking has led Chipotle to extraordinary accomplishments, such as growing from a single restaurant to over 2,500 and leading us to become the only national restaurant brand to prepare its food with no added flavors, colors or preservatives. This progressive thinking has also resulted in Mr. Ells remaining a principal driving force behind making our company innovative and striving for constant improvement, and he continues to provide important leadership to our executive officers, management team, and Board. He is also one of the largest individual shareholders of our company.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2019 PROXY STATEMENT	7

Proposal 1 (continued)

Patricia Fili-Krushel Age: 65 Director Since: March 2019

Background:

Ms. Fili-Krushel has served as Chief Executive Officer of the Center for Talent Innovation, a New York City–based think tank that focuses on global talent strategies since January 2019. From 2011 to 2016, she served as an executive at Comcast Corporation, a global media and technology company; as Division Chairman, NBCUniversal News Group; and as Executive Vice President, NBCUniversal. Prior to that, Ms. Fili-Krushel served as Executive Vice President and Chief Administrative Officer of Time Warner Inc., a global media and entertainment company, from 2001 to 2011; as President & CEO, WebMD Health Division, of WebMD Health Corp., from 2000 to 2001; as President, ABC Television Network, and President, ABC Daytime, Disney ABC Television Group, of The Walt Disney Company, a diversified worldwide entertainment company; and as Senior Vice President, Programming of Lifetime Entertainment Services, an entertainment and media company, from 1988 to 1992. She serves as a director of Dollar General Corporation (NYSE: DG). Ms. Fili-Krushel received a Bachelor’s degree in communications from Saint John’s University, and an MBA from Fordham University.

Qualifications:

Ms. Fili-Krushel has extensive leadership experience and her contributions to the Board include broad experience in managing global businesses, developing business strategy, talent management and creating organizational cultures. She also brings experience serving on the boards of directors of other public companies.

Neil W. Flanzraich Age: 75 Director Since: 2007

Background:

Mr. Flanzraich is the Executive Chairman of Cantex Pharmaceuticals, Inc. (formerly ParinGenix, Inc.), a privately-owned biotech company, where he previously served as Chief Executive Officer and Chairman, and additionally, is the Executive Chairman of Alzheon, Inc., a privately-owned biotech company. He also has been a private investor since February 2006. From 1998 through its sale in January 2006 to TEVA Pharmaceuticals Industries, Ltd., he served as Vice Chairman and President of IVAX Corporation, an international pharmaceutical company. From 1995 to 1998, Mr. Flanzraich served as Chairman of the Life Sciences Legal Practice Group of Heller Ehrman LLP, a law firm, and from 1981 to 1994, served as Senior Vice President, General Counsel and member of the Operating and Executive Committees of Syntex Corporation, an international pharmaceutical company. He was a director of Equity One Inc. (NYSE:EQY) and served as its Lead Independent Director until it was acquired on March 1, 2017. Mr. Flanzraich also previously served as a director of a number of additional publicly-traded companies. He received an A.B. from Harvard College and a J.D. from Harvard Law School.

Qualifications:

Mr. Flanzraich’s executive experience has helped him develop outstanding skills in leading and managing strong teams of employees, and in oversight of the growth and financing of businesses in a rapidly-evolving market. His legal background also is valuable to us in the risk management area, and Mr. Flanzraich brings to us extensive experience serving as an independent director of other public and privately-held companies.

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Robin Hickenlooper Age: 40 Director Since: 2016

Background:

Ms. Hickenlooper is Senior Vice President of Corporate Development at Liberty Media Corporation, an owner of media, communications and entertainment businesses, and has served in senior corporate development roles at Liberty Media and its affiliates since 2010. Prior to joining Liberty Media in 2008, Ms. Hickenlooper worked at Del Monte Foods and in investment banking at Thomas Weisel Partners. Ms. Hickenlooper serves on the board of directors of FTD Companies, Inc. (Nasdaq: FTD). She earned an MBA from Kellogg School of Management at Northwestern University and a Bachelor’s degree in Public Policy from Duke University.

Qualifications: Ms. Hickenlooper brings to the Board significant experience in marketing and new media, as well as public company corporate governance.

Scott Maw Age: 51 Director since: March 2019

Background:

Until his retirement near the end of 2018, Mr. Maw was Executive Vice President and Chief Financial Officer at Starbucks Corporation, a global roaster and retailer of specialty coffee, from 2014. He also was Senior Vice President, Corporate Finance at Starbucks from 2012 to 2013, and Senior Vice President and Global Controller from 2011 to 2012. From 2010 to 2011, he was Senior Vice President and CFO of SeaBright Holdings, Inc., a specialty workers’ compensation insurer. From 2008 to 2010, he was Senior Vice President and CFO of the Consumer Bank at JP Morgan Chase & Company. Prior to this, Mr. Maw held leadership positions in finance at Washington Mutual, Inc. from 2003 to 2008, and GE Capital from 1994 to 2003. Prior to joining GE Capital, Mr. Maw worked at KPMG’s audit practice from 1990 to 1994. Since 2016, he has been a member of the board of directors of Avista Corporation (NYSE: AVA). Mr. Maw holds a Bachelor of Business Administration in Accounting from Gonzaga University.

Qualifications: Mr. Maw brings to our Board expert knowledge in finance, accounting, risk management and public corporate governance and has extensive experience leading global teams.

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Proposal 1 (continued)

Ali Namvar Age: 49 Director Since: 2016

Background:

Mr. Namvar is a private investor focused on growth companies. He is also an advisory board member and partner emeritus of Pershing Square Capital Management, an investment firm that currently is a significant shareholder of Chipotle. From January 2006 through April 2018, Mr. Namvar was an active partner and senior member of the investment team at Pershing Square. Prior to joining Pershing Square, Mr. Namvar held positions at Blackstone Group and Goldman Sachs Group, Inc. Mr. Namvar holds a Bachelor of Arts degree from Columbia University and an MBA from the Wharton School at the University of Pennsylvania.

Qualifications:

Mr. Namvar has significant experience with investments in the restaurant industry as well as the overall consumer goods sector, and also brings to the Board a deep knowledge of finance, strategic transactions and investor relations.

Brian Niccol Age: 45 Director Since: 2018

Background:

Mr. Niccol has served as our Chief Executive Officer and a director since March 5, 2018. From January 2015 to February 2018 Mr. Niccol served as Chief Executive Officer of Taco Bell, a division of Yum! Brands, Inc., a global restaurant company. He joined Taco Bell in 2011 as Chief Marketing and Innovation Officer and served as President from 2013 to 2014. Prior to his service at Taco Bell, from 2005 to 2011 he served in various executive positions at Pizza Hut, another division of Yum! Brands, including General Manager and Chief Marketing Officer. Before joining Yum! Brands, Mr. Niccol spent 10 years at Procter & Gamble Co., serving in various brand management positions. Mr. Niccol holds an undergraduate degree from Miami University and an MBA from the University of Chicago Booth School of Business. He serves as a director of Harley-Davidson, Inc. (NYSE: HOG)

Qualifications:

Mr. Niccol brings us extensive experience in brand management, marketing and operations, as well as a proven track record of driving outstanding results at multiple restaurant brands. He also adds to the Board’s experience in corporate governance and public company oversight.

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Matthew H. Paull Age: 67 Director Since: 2016

Background:

Mr. Paull was Senior Vice President and Chief Financial Officer of McDonald’s Corp., a global foodservice retailer, from 2001 until he retired from that position in 2008. Prior to joining McDonald’s in 1993, Mr. Paull was a Partner at Ernst & Young, LLP. Mr. Paull currently serves on the boards of directors of Air Products and Chemicals, Inc. (NYSE: APD), and Canadian Pacific Railway Limited (NYSE: CP). Mr. Paull previously served as a member of the board of WMS Industries, Inc. until 2013, Best Buy Co. until 2013 and KapStone Paper and Packaging Corp. (NYSE: KS) until 2018. He also serves on the advisory board of Pershing Square Capital Management, L.P. Mr. Paull holds a Bachelor’s degree and a Master’s degree in Accounting from the University of Illinois.

Qualifications: Mr. Paull brings to our Board substantial restaurant industry experience and expert knowledge in finance, accounting, and public company corporate governance.

Board Qualifications, Skills and Attributes

In evaluating current and prospective directors, our Board strives for a highly independent, well-qualified directors, with the diversity, experience and background to be effective and to provide strong oversight and thought leadership to management. In addition to the specific qualifications, skills and experience described above, each director is expected to possess personal traits such as candor, integrity and professionalism and to commit to devote significant time to the Company’s oversight.

The Board of Directors held six meetings in 2018. Each director who served in 2018 attended at least 75% of the meetings of the Board and of Committees of which he or she was a member during the time in which they served as a member of the Board in 2018, except for Kimbal Musk. The Board has requested that each of its members attend our annual shareholder meetings absent extenuating circumstances, and all directors serving on the Board following the date of the 2018 annual meeting attended the meeting.

Assuming all directors standing for re-election are elected at the annual meeting, the average age of our directors will be 57, and the Board will possess the skills, experiences and attributes reflected in the following table. We believe these skills, experiences and attributes are relevant and important to the company’s achievement of its strategic goals, including making our brand culturally relevant and engaging, digitizing and modernizing the restaurant experience, continuing to ensure a culture of accountability and creativity throughout our organization, and enhancing our economic model to benefit our shareholders.

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Proposal 1 (continued)

BOARD SKILLS, EXPERIENCE AND ATTRIBUTES

LEADERSHIP

9/10 directors

(CEO or Executive Officer; Leader of large division, business unit or organization; public company board service)

RESTAURANT/FOOD INDUSTRY

6/10 directors

(Restaurant Owner/Manager; Sourcing & Supply; Food Safety/Quality Assurance)

HR/TALENT MANAGEMENT/COMPENSATION

4/10 directors

(Recruiting; Talent Development & Motivation; Management; HR Compliance)

FINANCE/ACCOUNTING

7/10 directors

(Financial Reporting; Accounting Systems; Public Filings; Internal Controls)

RISK MANAGEMENT

4/10 directors

(Evaluation, Assessment and Oversight)

BRANDING/MARKETING/MEDIA

5/10 directors

(Branding Strategy & Innovation; Customer Relations; Crisis Management)

DIGITAL/SOCIAL MEDIA/TECHNOLOGY

3/10 directors

(Social Media Strategy; Technology-Based Consumer Applications; Revenue Opportunities; Cybersecurity)

REAL ESTATE/LEASING

4/10 directors

(Site Selection; Property Management and Administration)

INTERNATIONAL

7/10 directors

(Non-U.S. Regulations, Customs, Organizational Structures and Tax Implications and Planning)

SUSTAINABILITY/ESG

3/10 directors

(Waste Reduction, Responsible Sourcing, Environmental Impact, Social & Governance Issues)

GOVERNMENT RELATIONS

3/10 directors

(Lobbying, Regulatory, Investigations & Compliance)

INVESTOR RELATIONS

7/10 directors

(Engagement regarding strategy, financial results, executive compensation and corporate governance)

Board Selection and Refreshment

We seek to strike the right balance between retaining directors with deep knowledge of the Company and adding directors who bring a fresh perspective. Of the directors who are standing for re-election, three have served on the board for over 10 years and seven have served for fewer than five years. In 2018, the Board retained an executive recruiting firm to assist in identifying, evaluating and conducting due diligence on potential director candidates and has instructed the firm to maintain a running list of potential director candidates. The Board is committed to actively seeking to include highly qualified women and individuals from minority groups in the pool from which new director candidates are selected and, to meet that goal, has assembled a diverse team within the recruiting firm to work on Chipotle’s assignment.

The recruiting firm has been instructed to specifically focus on identifying candidates who, in addition to having particular skills and experience, also would add to the gender and diversity of the Board.

Independence of Directors

Our Board of Directors, under direction of the Nominating and Corporate Governance Committee, reviews the independence of our directors to determine whether any relationships, transactions or arrangements involving any director or any family member or affiliate of a director may be deemed to compromise the director’s independence from us, including under the independence standards contained in the rules of the NYSE. Based on that review, in March 2019 the Board determined that none of our directors has any relationships, transactions or arrangements that would

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compromise his or her independence, except that Mr. Niccol and Mr. Ells are not independent directors as a result of their employment with us.

In making its determination as to the independence of members of the Board, the Board determined that the following transactions do not constitute relationships that would create material conflicts of interest or otherwise compromise the independence of the directors in attending to their duties as Board members: (i) the registration rights granted to Mr. Baldocchi as described below under “Certain Relationships and Related Party Transactions;” and (ii) our agreements with Pershing Square Capital Management, L.P., in which Mr. Namvar was an employee until April 1, 2018, and for which Messrs. Namvar and Paull currently serve on the advisory board. Accordingly, the Board concluded that each director other than Mr. Ells and Mr. Niccol qualifies as an independent director.

Committees of the Board

Our Board of Directors has three standing committees: (1) the Audit Committee, (2) the Compensation Committee, and (3) the Nominating and Corporate Governance Committee, each composed entirely of persons the Board has determined to be independent as described above. Each member of the Audit Committee has also been determined by the Board to be independent under the definition included in SEC Rule 10A-3(b)(1), and each member of the Compensation Committee has been determined to be independent under NYSE Rule 303A.02(a)(ii). Each Committee operates pursuant to a written charter adopted by our Board of Directors, which sets forth the Committee’s role and responsibilities and provides for an annual evaluation of its performance. The charters of all three standing committees are available on the Investors page of our corporate website at ir.chipotle.com under the Corporate Governance link.

Audit Committee

In accordance with its charter, the Audit Committee acts to oversee the integrity of our financial statements and system of internal controls, the annual independent audit of our financial statements, the performance of our internal audit services function (including review of audit plans, budget and staffing), our compliance with legal and regulatory requirements, the implementation and effectiveness of our disclosure controls and procedures, and the evaluation and oversight of risk issues, and also acts to ensure open lines of communication among our independent auditors, accountants, internal audit and financial management. In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurance of the company’s management and independent auditors which, in their reports, express opinions on the fair presentation of the company’s financial statements and the effectiveness of the company’s internal controls over financial reporting. The Audit Committee’s responsibilities also include review of the qualifications, independence and performance of the independent auditors, who report directly to the Audit Committee. The Committee regularly holds executive sessions with the audit partner for continued assessment of the performance, effectiveness and independence of the independent audit firm. The Audit Committee also retains, determines the compensation of, evaluates and, when appropriate, replaces our independent auditors and pre-approves audit and permitted non-audit services provided by our independent auditors. The Audit Committee has adopted the “Policy Relating to Pre-Approval of Audit and Permitted Non-Audit Services” under which audit and non-audit services to be provided to us by our independent auditors are pre-approved. This policy is summarized beginning on page 25 of this proxy statement. The Committee determined that the fees paid to the independent auditor in 2018, including in connection with non-audit services, were appropriate, necessary and cost-efficient in the management of our business, and did not present a risk of compromising the auditor’s independence. The Audit Committee also has adopted and annually reviews compliance with the company’s Hiring Policy for Former Employees of Independent Auditor Firm, which further ensures that the independence of the independent audit firm is not impaired.

As required by law, the Audit Committee has established procedures to handle complaints received regarding our accounting, internal controls or auditing matters. It is also required to ensure the confidentiality of employees who have provided information or expressed concern regarding questionable accounting or auditing practices. The Audit Committee also fulfills the oversight function of the Board with respect to risk management, as described under “Corporate Governance – Role of the Board of Directors in Risk Oversight.” The Committee may retain independent advisors at our expense that it considers necessary for the performance of its duties. The Audit Committee held eight meetings in 2018. The members of the Audit Committee are Messrs. Baldocchi (Chairperson) and Cappuccio and Ms. Hickenlooper. Our Board of Directors has determined that all of the Audit Committee members meet the enhanced independence standards required of audit committee members by regulations of the SEC and are financially literate as defined in the listing standards of the NYSE. The Board has further determined that Mr. Baldocchi qualifies as an “Audit Committee Financial Expert” as defined in SEC regulations.

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Proposal 1 (continued)

No member of the Audit Committee served on more than three audit or similar committees of publicly held companies, including Chipotle, in 2018. A report of the Audit Committee is found under the heading “Audit Committee Report” on page 25.

Compensation Committee

The Compensation Committee oversees our executive compensation policies and programs. In accordance with its charter, the Committee determines the compensation of our Chief Executive Officer and Executive Chairman based on an evaluation of their performance and approves the compensation level of our other executive officers following an evaluation of their performance and recommendation by the Chief Executive Officer. The manner in which the Committee makes determinations as to the compensation of our executive officers is described in more detail below under “Executive Officers and Compensation – Compensation Discussion and Analysis.”

The Compensation Committee charter also grants the Committee the authority to: review and make recommendations to the Board with respect to the establishment of any new incentive compensation and equity-based plans; review and approve the terms of written employment agreements and post-service arrangements for executive officers; review our compensation programs generally to confirm that those plans provide reasonable benefits to us; recommend compensation to be paid to our outside directors; review disclosures to be filed with the SEC and distributed to our shareholders regarding executive compensation and recommend to the Board the filing of such disclosures; assist the Board with its functions relating to our compensation and benefits programs generally; and other administrative matters with regard to our compensation programs and policies. The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee, except where such delegation is not allowed by legal or regulatory requirements.

The Compensation Committee has also been appointed by the Board to administer our Amended and Restated 2011 Stock Incentive Plan and to make awards under the plan, including as described below under “Executive Officers and Compensation – Compensation Discussion and Analysis – 2018 Compensation Program – Long-Term Incentives – 2018 Performance Share Award Design.” The Committee has for several years, including 2018, delegated its authority under the plan to our executive officers to make grants to non-executive officer level employees, within limitations specified by the Committee in its delegation of authority.

The Compensation Committee retained Pay Governance, LLC, an independent executive compensation consulting firm, to provide the Committee with advice regarding compensation matters for 2018 and for the equity compensation awards made to our executive officers in February 2018. All of the fees paid to Pay Governance during 2018 were in connection with the firm’s work on executive and director compensation matters on behalf of the Committee; no fees were paid to the firm for any other work. Pay Governance was retained pursuant to an engagement letter with the Compensation Committee, and the committee determined that the firm’s service to Chipotle did not and does not give rise to any conflict of interest, and considers Pay Governance to have sufficient independence from our company and executive officers to allow it to offer objective advice.

The Compensation Committee held six meetings in 2018. Additionally, the Chairman of the Committee held a number of discussions with shareholders regarding executive compensation and related matters. A report of the Committee is found under the heading “Executive Officers and Compensation – Compensation Discussion and Analysis – Compensation Committee Report” on page 45.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Messrs. Flanzraich (Chairperson), Namvar and Paull. There are no relationships between the members of the Committee and our executive officers of the type contemplated in the SEC’s rules requiring disclosure of “compensation committee interlocks.” None of the members of the Compensation Committee is our employee and no member has been an officer of our company at any time. The Board has determined that each member of the committee qualifies as a “Non-Employee Director” under SEC Rule16b-3 and as an “Outside Director” under Section 162(m) of the Internal Revenue Code, and that each member satisfies the standards of NYSE Rule 303A.02(a)(ii) regarding independence of compensation committee members. No member of the committee nor any organization of which any member of the committee is an officer or director received any payments from us during 2018, other than the payments disclosed under “– Director Compensation” below.

Nominating and Corporate Governance Committee

The responsibilities of the Nominating and Corporate Governance Committee include reviewing, at least annually, the adequacy of our corporate governance principles and recommending to the Board any changes to such principles as deemed appropriate, and recommending to the Board

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Proposal 1 (continued)

appropriate guidelines and criteria to determine the qualifications to serve and continue to serve as a director. The Nominating and Corporate Governance Committee identifies and reviews the qualifications of, and recommends to the Board, (i) individuals to be nominated by the Board for election to the Board at each annual meeting, (ii) individuals to be nominated and elected to fill any vacancy on the Board which occurs for any reason (including increasing the size of the Board) and (iii) appointments to committees of the Board.

The Committee, at least annually, reviews the size, composition and organization of the Board and its committees and recommends any policies, changes or other action it deems necessary or appropriate, including recommendations to the Board regarding retirement age, resignation or removal of a director, independence requirements, frequency of Board meetings and terms of directors. A number of these matters are covered in our Corporate Governance Guidelines, which the Committee also reviews at least annually. The Committee also reviews any potential director candidates recommended by our shareholders if such nominations are within the time limits and meet other requirements established by our bylaws. The Committee oversees the annual evaluation of the performance of the Board and its committees.

The Nominating and Corporate Governance Committee held four meetings in 2018. The members of the Committee are Messrs. Cappuccio (Chairperson), Flanzraich and Namvar.

Special Committees

In addition to the standing committees described above, in May 2016 the Board established a Demand Review Committee in response to requests from two individual shareholders that the Board investigate potential violations of law relating to food safety matters. In 2017, the scope of the Committee’s authority was broadened to also encompass a demand from a shareholder that the Board investigate potential violations of law in connection with payment card security matters. As of December 31, 2018, the Demand Review Committee consisted of Messrs. Flanzraich and Cappuccio. The Committee meets as needed and met once in 2018.

2018 Director Compensation

Following is a description of our 2018 compensation program for non-employee directors. Directors who are employees of Chipotle do not receive compensation for their services as directors. Directors also are reimbursed for expenses incurred in connection with their service as directors, including travel expenses for meetings.

NON-EMPLOYEE DIRECTOR COMPENSATION	CASH RETAINER(1)	RESTRICTED STOCK UNITS(2)
All non-employee directors	$75,000	$120,000
Meeting fees:
Board of Directors meeting	$2,000
Committee meeting	$1,500
Committee meeting (telephonic participation at in-person meeting)	$750
Additional Compensation:
Lead Independent Director	$50,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$15,000
Nominating and Corporate Governance Committee Chair	$10,000
Other Committees, if applicable	$5,000

(1)	All cash retainers are paid in arrears, on a pro rata basis, at the end of June and December.
(2)

A restricted stock units (RSU) represents the right to receive shares of our common stock upon vesting. RSUs are granted to non-employee directors on the date of our annual shareholders meeting each year. The number of shares subject to the award is based on the closing price of our common stock on the grant date.

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Proposal 1 (continued)

The Compensation Committee of the Board reviews and makes recommendations to the Board on compensation provided to non-employee directors at least biennially, as required by its charter. At the request of the Committee, in May 2018, its independent compensation consultant (Pay Governance) conducted an assessment of the competitiveness of our non-employee director compensation program as compared to the 2018 peer group disclosed on page 36. Upon review and consideration, the Committee recommended, and the Board approved, that no changes would be made to the non-employee director compensation for 2018.

We also have stock ownership requirements for our directors, under which we require each non-employee director to own Chipotle common stock with a market value of five times the annual cash retainer within five years of the director’s election to the Board. All directors who served on our Board during 2018 met this requirement as of December 31, 2018. Restricted stock units count as shares owned for purposes of this requirement.

The compensation paid to each non-employee director who served in 2018 is set forth below. Patricia Fili-Krushel and Scott Maw were elected to our Board in March 2019, so they did not receive any compensation in 2018.

NAME	FEES EARNED OR PAID IN CASH	STOCK AWARDS(1)	TOTAL
Albert S. Baldocchi	$117,000	$120,063	$237,063
Paul T. Cappuccio	$114,500	$120,063	$234,563
Neil W. Flanzraich	$166,500	$120,063	$286,563
Robin Hickenlooper	$97,000	$120,063	$217,063
Kimbal Musk	$81,000	$120,063	$201,063
Ali Namvar	$100,000	$120,063	$220,063
Matthew H. Paull	$94,000	$120,063	$214,063

(1)

Reflects the grant date fair value under FASB Topic 718 of RSUs awarded for the equity portion of each non-employee director’s annual retainer. RSUs in respect of 277 shares of common stock were granted to each non-employee director on May 22, 2018. The RSUs were valued at $433.44 per share, the closing price of Chipotle common stock on the grant date. The RSUs vest on the first anniversary of the grant date, subject to the director’s continued service as a director through that date. Under the terms of the award agreements, vesting accelerates in the event of the retirement of a director who has served for a total of six years (including any breaks in service), or in the event the director leaves the Board following a change in control of Chipotle. Directors may elect to defer receipt upon vesting of the shares underlying the RSUs; however, none of the directors elected this deferral option with respect to 2018. As of December 31, 2018, Messrs. Baldocchi, Flanzraich and Musk each held 792 RSUs, Messrs. Cappuccio and Paull and Ms. Hickenlooper each held 543 RSUs, and Mr. Namvar held 277 RSUs.

CORPORATE GOVERNANCE

Our Board of Directors has adopted a number of policies to support our values and provide for good corporate governance, including our Corporate Governance Guidelines, which set forth our principles of corporate governance; our Board committee charters; the Chipotle Mexican Grill, Inc. Code of Conduct, which applies to all Chipotle officers, directors and employees; and separate Codes of Ethics for our directors, our Chief Executive Officer and our Chief Financial Officer/principal accounting officer. The Corporate Governance Guidelines, Code of Conduct, and each of the Codes of Ethics are available on the Investors page of our corporate website at ir.chipotle.com under the Corporate Governance link.

If we make any substantive amendment to, or grant a waiver from, a provision of the Code of Conduct or our

Codes of Ethics that apply to our executive officers, we intend to satisfy the applicable SEC disclosure requirement by promptly disclosing the nature of the amendment or waiver on the Investors page of our website at ir.chipotle.com under the Corporate Governance link.

Chairman of the Board

Mr. Ells, our founder, serves as Executive Chairman of the Board. The Chairman of the Board presides at meetings of the Board and exercises and performs such other powers and duties as may be periodically assigned to him in that capacity by the Board or prescribed by our bylaws. We believe it is appropriate for Mr. Ells to serve as Chairman. As the founder of our company, he had been the principal architect of our corporate strategy and our vision that food served fast doesn’t have to be low quality and delicious food doesn’t have to be expensive. The Board has appointed a Lead Independent Director, whose role is

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described below, which helps provide an appropriate counterbalance to the Board’s governance process.

The Board, particularly the Lead Independent Director and the chairperson of the Nominating and Corporate Governance Committee, carefully considers the Board’s leadership structure, and acknowledges that at some point there may be a need for a different Board leadership structure. At the present time, however, the Board is confident that the leadership structure of Mr. Ells as Chairman of the Board, Mr. Niccol as Chief Executive Officer and as a member of the Board, and Mr.  Flanzraich as Lead Independent Director is in the best interests of Chipotle and our shareholders.

Lead Independent Director

Mr. Flanzraich was appointed Lead Independent Director in September 2014. The Board believes that maintaining a Lead Independent Director position held by an independent director ensures that our outside directors remain independent of management and provide objective oversight of our business and strategy. The responsibilities of the Lead Independent Director are contained in our Corporate Governance Guidelines and include: (i) chairing any Board meetings during executive session without employee directors present, which are held at least quarterly; (ii) consulting with the Chief Executive Officer and Chief Financial Officer on business issues and with the Nominating and Corporate Governance Committee on Board management; (iii) coordinating activities of the other independent directors and serving as a liaison between the Chairman and independent directors; (iv) calling meetings of the independent directors when determined to be necessary or appropriate; (v) reviewing and approving the agenda for each Board meeting; (vi) interviewing, along with the Chairman and the Chair and members of the Nominating and Corporate Governance Committee, candidates for director positions and making recommendations to the Nominating and Corporate Governance Committee; (vii) working in collaboration with the Chair of the Nominating and Corporate Governance Committee to complete the annual Board performance self-evaluation process; (viii) advising the Nominating and Corporate Governance Committee on the composition of Board committees and selection of committee chairs; (ix) providing leadership to the Board if circumstances arise in which the Chairman may have, or may be perceived to have, a conflict of interest; (x) considering Board succession planning matters; (xi) together with the chair of the Compensation Committee, leading the annual performance evaluation of the Chief Executive Officer; (xii) participating in shareholder outreach efforts relating to executive compensation and corporate governance matters; and (xiii) writing an annual letter to shareholders to be included in the proxy statement for our annual meeting of shareholders each year.

Board Performance Self-Evaluation Process

In consultation with the independent Lead Director, the Chairman of the Nominating and Corporate Governance Committee oversees annual Board and committee self-assessments. The directors’ self-evaluation process includes candid, one-on-one discussions between the Committee Chair and each independent director on topics such as the overall effectiveness of the Board and its committees in performing their oversight responsibilities, the composition of the Board and each committee, the quality, rigor and effectiveness of meetings, the qualifications and effectiveness of incumbent directors, and whether the Board and each committee possess members with the right skills and experience to fulfill their responsibilities. Responses and observations from this process are discussed by the full Board and form the basis for process changes and setting future agendas. The Nominating and Corporate Governance Committee believes that this self-evaluation process best generates candid and real-time feedback on the efficacy of the Board and its relationship with management and considers each year whether changes in the process would be advisable.

How to Contact the Board of Directors

Any shareholder or other interested party may contact the Board of Directors, including the Lead Independent Director or the non-employee directors as a group, or any individual director or directors, by writing to the intended recipient(s) in care of Chipotle Mexican Grill, Inc., 610 Newport Center Dr., Suite 1300, Newport Beach, CA 92660, Attention: Corporate Secretary. Any communication to report potential issues regarding accounting, internal controls and other auditing matters will be directed to the Audit Committee. Our Corporate Secretary or general counsel, or their designees, will review and sort communications before forwarding them to the addressee(s), although communications that do not, in the opinion of the Corporate Secretary, our general counsel or their designees, deal with the functions of the Board or a committee or do not otherwise warrant the attention of the addressees may not be forwarded.

Executive Sessions

Our independent directors met in executive session without management present at the end of each regularly-scheduled Board meeting during 2018. The independent

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Proposal 1 (continued)

directors also typically hold an executive session prior to each regularly-scheduled Board meeting as well. The Lead Independent Director chaired the non-employee executive sessions of the Board held during 2018. The Board expects to continue to conduct executive sessions of the independent directors at each regularly-scheduled Board meeting during 2019, and independent directors may schedule additional sessions at their discretion.

At regularly-scheduled meetings of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, executive sessions are scheduled at the end of each meeting, with only the Committee members or the Committee members and their advisors present, to discuss any topics the Committee members deem necessary or appropriate.

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for establishing criteria for nominees to serve on our Board, screening candidates, and recommending for approval by the full Board candidates for vacant Board positions and for election at each annual meeting of shareholders. The Committee’s policies and procedures for consideration of Board candidates are described below. Ten of the eleven members of the Board are nominees for election as a director at this year’s annual meeting. Each nominee was recommended to the Board by the Nominating and Corporate Governance Committee.

The Committee considers candidates suggested by its members, other directors, senior management and shareholders. The Committee is also authorized under its charter to retain, at our expense, search firms, consultants, and any other advisors it may deem appropriate to identify and screen potential candidates. The Committee may also retain a search firm to evaluate and perform background reviews on director candidates, including those recommended by shareholders. Any advisors retained by the Committee will report directly to the Committee.

Candidate Qualifications and Considerations

The Committee seeks to identify candidates of high integrity who have a strong record of accomplishment and who display the independence of mind and strength of character necessary to make an effective contribution to the Board and to represent the interests of all shareholders. Candidates are selected for their ability to exercise good judgment and to provide practical insights and diverse perspectives. In addition to considering the Board’s and Chipotle’s needs at the time a particular candidate is being considered, the committee considers candidates in light of the entirety of their credentials, including:

•	Their integrity and business ethics;

•	Their strength of character and judgment;

•	Their ability and willingness to devote sufficient time to Board duties;

•	Their potential contribution to the diversity and culture of the Board;

•	Their business and professional achievements and experience and industry background, particularly in light of our principal business and strategies, and alignment with our vision and values;

•	Their independence from management, including under requirements of applicable law and listing standards, and any potential conflicts of interest arising from their other business activities;

•	Their experience on public company boards and knowledge of corporate governance practices; and

•	Relevant provisions of our Corporate Governance Guidelines.

These factors may be weighted differently depending on the individual being considered and the needs of the Board at the time. We do not have a particular policy regarding the diversity of nominees or Board members; however, the Board does believe that diverse membership with varying perspectives and breadth of experience is an important attribute of a well-functioning Board. Accordingly, diversity (whether based on factors commonly associated with diversity such as race, gender, national origin, religion, or sexual orientation or identity, as well as on broader principles such as diversity of perspective and experience) is one of many elements that will be considered in evaluating a particular candidate. Search firms with which we work to identify potential Board nominees have assembled a diverse team to work on our assignments and have been instructed to specifically focus on identifying candidates who, in addition to bringing particular skills and experience to the Board, also would add to the gender and/or ethnic diversity of the Board.

Consideration of Shareholder-Recommended Candidates and Procedure for Shareholder Nominations

Shareholders wishing to recommend candidates to be considered by the Nominating and Corporate Governance Committee must submit to our Corporate Secretary the following information: a recommendation identifying the

18	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2019 PROXY STATEMENT

Proposal 1 (continued)

candidate, including the candidate’s contact information; a detailed resume of the candidate and an autobiographical statement explaining the candidate’s interest in serving on our Board; and a statement of whether the candidate meets applicable law and listing requirements pertaining to director independence. Candidates recommended by shareholders for consideration will be evaluated in the same manner as any other candidates, as described below under “– Candidate Evaluation Process,” and in view of the qualifications and factors identified above under “– Candidate Qualifications and Considerations.”

Under our bylaws, shareholders also may nominate candidates for election as a director at our annual meeting. To do so, a shareholder must comply with the provisions of our bylaws regarding shareholder nomination of directors, including compliance with the deadlines described under “Other Business and Miscellaneous – Shareholder Proposals and Nominations for 2020 Annual Meeting – Bylaw Requirements for Shareholder Submission of Nominations and Proposals” on page 59. Our bylaws also permit qualified shareholders or groups of shareholders to include nominations for election as a director in our proxy materials. To do so, a shareholder must comply with the proxy access provisions in our bylaws. These provisions are described under “Other Business and Miscellaneous – Shareholder Proposals and Nominations for 2020 Annual Meeting – Inclusion of Director Nominations in Our Proxy Statement and Proxy Card under our Proxy Access Bylaws” on page 59.

Candidate Evaluation Process

The Nominating and Corporate Governance Committee initially evaluates candidates in view of the qualifications and factors identified above under “– Candidate Qualifications and Considerations,” and in doing so may consult with the Chairman, the Lead Independent Director, other directors, senior management or outside advisors regarding a particular candidate. The committee also considers the results of recent Board and Board committee self-evaluations and the current size and composition of the Board, including expected retirements and anticipated vacancies. In the course of this evaluation, some candidates may be eliminated from further consideration because of conflicts of interest, unavailability to attend Board or committee meetings or other reasons. Following the initial evaluation, the committee would arrange for interviews of candidates deemed appropriate for further consideration. To the extent feasible, candidates are interviewed by the

Chairman, the Lead Independent Director, and the members of the Nominating and Corporate Governance Committee, and potentially other directors as well. The results of these interviews would be considered by the committee in its decision to recommend a candidate to the Board. Those candidates approved by the Board as nominees are named in the proxy statement for election by the shareholders at the annual meeting (or, if between annual meetings, one or more nominees may be elected by the Board itself if needed to fill vacancies, including vacancies resulting from an increase in the number of directors).

Investor Agreement Regarding Board Nominations

On December 14, 2016, we and Pershing Square Capital Management, L.P. (together with funds it advises, “Pershing Square”) entered into a letter of agreement (which we refer to as the “Investor Agreement”) regarding nominations to the Board and a number of related matters.

The Investor Agreement provided for the nominations of Ali Namvar and Matthew Paull for election to Chipotle’s Board at the 2017 and 2018 annual meetings of shareholders, a procedure for replacing Mr. Namvar with a successor director in certain cases, and specified voting obligations of Pershing Square with respect to Chipotle’s annual shareholder meetings. Pershing Square further agreed to cause the resignation of Mr. Namvar from Chipotle’s Board in the event Pershing Square’s ownership of Chipotle’s outstanding common stock falls below 5%.

Under the Investor Agreement, Pershing Square is also subject to specified standstill restrictions lasting generally until a specified period after Pershing Square ceases to have any representatives serving on Chipotle’s Board. For further details regarding the Investor Agreement and related agreements, see “Certain Relationships and Related Party Transactions.”

Shareholder Engagement

Our management and directors actively engage with shareholders to seek their input on emerging issues and to address shareholder questions and concerns. As in prior years, during 2018 we conducted outreach calls with shareholders that collectively own almost 30% of our outstanding shares to solicit their feedback. We engaged with a diverse mix of shareholders on a wide range of topics including, among others, business strategy, historical financial performance, executive compensation, diversity, corporate governance, sustainability and corporate social

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Proposal 1 (continued)

responsibility. These exchanges were candid and constructive. Most of our engagement has been in person or via telephone, and Chipotle participants varied depending on the topics the shareholders wanted to discuss and included the Chairs of our Compensation and Nominating and Corporate Governance Committees and members of our executive leadership team. The Board or members of the appropriate Committee were updated about the discussions and considered any actions to be taken in response. The table below generally summarizes our engagement process.

ENGAGEMENT CHANNEL	TIMING/ FREQUENCY	CHIPOTLE PARTICIPANTS	DISCUSSION TOPICS	OUTCOMES
Annual meeting-related and issue-based engagement	Early in year, usually after fourth quarter and fiscal year earnings are announced and before our first quarter Board meeting	Depending on the agenda, our Lead Director, Chair of the Compensation Committee, Chair of the Nominating & Corporate Governance Committee, and/or representatives of our Investor Relations, Corporate Secretary/Governance and Compensation & Benefits functions may participate

•   Executive compensation, including award design & performance metrics

•   Equity plan parameters

•   Board composition, refreshment, nomination & election procedures and related matters

•   Corporate governance

•   Sustainability and diversity matters

•   Adjustments to overall quantum of executive compensation, in certain instances

•   Revisions to incentive award designs from year to year

•   Publication of comprehensive sustainability report

•   Adoption of enhancements to Lead Director role

•   Enhanced proxy statement disclosures around Board skills, recruitment and related matters

•   Implementation of proxy access

Investor meetings and conferences	Throughout the year (meetings with investors at company or investor offices, at analyst-sponsored conferences	Senior Management and Investor Relations	• Company strategy • Financial results and outlook	• Enhanced investor understanding of our business and strategy • Understanding of financial metrics and other disclosures that are most meaningful to investors
Earnings calls	Quarterly and special calls from time to time	Senior Management and Investor Relations	• Company strategy • Financial results and outlook	• Enhanced investor understanding of our business and strategy • Understanding of financial metrics and other disclosures that are most meaningful to investors

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Proposal 1 (continued)

Policies and Procedures for Review and Approval of Transactions with Related Persons

We recognize that transactions in which our executive officers, directors or principal shareholders, or family members or other associates of our executive officers, directors or principal shareholders, have an interest may raise questions as to whether those transactions are consistent with the best interests of Chipotle and our shareholders. Accordingly, our Board has adopted written policies and procedures requiring the Audit Committee to approve in advance, with limited exceptions, any transactions in which any person or entity in the categories named above has any material interest, whether direct or indirect, unless the value of all such transactions in which a related party has an interest during a year total less than $10,000. We refer to such transactions as “related person transactions.” Current related person transactions to which we are a party are described on page 58.

A related person transaction will only be approved by the Audit Committee if the committee determines that the related person transaction is beneficial to us and the terms of the related person transaction are fair to us. No member of the Audit Committee may participate in the review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

Role of the Board of Directors in Risk Oversight

While our executive officers and various other members of management are responsible for the day-to-day management of risk, the Board of Directors and its standing committees exercise an oversight role with respect to risk issues facing our company. The following table summarizes the role of the Board and each of its committees in overseeing risk:

Role in Risk Oversight
Board of Directors

• Ongoing review of strategic plans, including associated risks

• Regular review and analysis with management of most significant business risks as identified by the Board, the Audit Committee, and/or management

• Oversees succession planning process for our CEO and other executive officers

Audit Committee	• Oversees our risk management framework and the process for identifying, assessing and monitoring key business risks

Role in Risk Oversight

• Conducts annual review of internal risk assessment and mitigation plans

• Discusses with management, our internal auditors and independent auditors major financial, operating and other risk exposures, as well as the adequacy and effectiveness of steps management has taken to monitor and control such exposures

• Oversees compliance with legal and regulatory requirements and the Company’s Code of Conduct and receives reports on calls to our global compliance hotline

• Oversees financial risks, including risks relating to key accounting policies

• Reviews internal controls with management

• Evaluates and oversees related person transactions

• Meets regularly with representatives of the independent auditors

Compensation Committee	• Oversees risks relating to our compensation programs • Employs an independent compensation consultant to assist in reviewing compensation programs, including potential risks created by the programs
Nominating and Corporate Governance Committee

• Oversees risks relating to corporate governance matters and processes

• Oversees compliance with key corporate governance documents, including our Corporate Governance Guidelines

• Conducts annual succession plan reviews to ensure the Company maintains appropriate succession plans for its senior officers

Board Leadership Structure and Risk Oversight

The Board believes our current leadership structure facilitates the oversight of risk by combining independent leadership through the Lead Independent Director, independent Board committees, and majority independent Board, with an experienced Executive Chairman who has intimate knowledge of our business, industry and challenges. The Executive Chairman’s in-depth understanding of these matters has also been bolstered through the appointment in 2018 of a new Chief Executive Officer, who has extensive operating, leadership and risk management experience from his prior roles. The experience and operating expertise that our Executive Chairman and our Chief Executive Officer bring to the Board, combined with the independent leadership of our Lead Independent Director, allow the Board to promptly

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Proposal 1 (continued)

identify and raise key risks, hold special meetings of the Board when necessary to address critical issues, and focus management’s attention on areas of concern. Additionally, the Board’s independent committees, or the independent directors as a whole, can objectively assess the risks identified by the Board or by management, as well as management’s effectiveness in managing such risks.

Sustainability and Corporate Responsibility

We are committed to providing leadership in the area of sustainable business practices. For example, since 2015 we have made significant strides towards reducing the amount of food and packaging waste bound for landfills, increasing our diversion rate from 31% that year to 42% in 2018. In 2018, we announced our goal of diverting 50% of all of our restaurant waste from landfills by 2020. We also endeavor to serve only meats that are “Responsibly Raised ®” in accordance with criteria we have established, in an effort to improve sustainability and promote animal welfare, and without the use of non-therapeutic antibiotics or added hormones. We also seek to use responsibly grown produce, by which we mean produce grown by suppliers whose practices conform to our priorities with respect to environmental considerations and employee welfare. In 2018, we bought over 23.7 million lbs. of organic ingredients, and 29 million lbs. of local produce. We are committed to transparency surrounding our sustainable progress and we publish Sustainability Reports every other year, with progress reports against our goals published in the years between full reports. We will issue a new sustainability report in 2019, which will be available on our website at www.chipotle.com.

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Proposal 2

An Advisory Vote to Approve the Compensation of our Executive Officers as Disclosed in this Proxy Statement

As required by Section 14A of the Securities Exchange Act of 1934, we are asking shareholders to cast an advisory vote to approve the compensation of our executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive compensation programs and policies and the compensation paid to our executive officers. We have committed to holding say-on-pay votes at each year’s annual meeting until at least the next shareholder vote on the frequency of say-on-pay votes in 2023.

Executive Compensation Disclosures

Detailed discussion and analysis of our executive compensation begins on page 29. See, in particular, the disclosures under “Executive Officers and Compensation – Compensation Discussion and Analysis – Executive Summary” for a concise description of shareholder outreach in which we’ve engaged in regards to the compensation of our executive officers, compensation decisions the Compensation Committee made for 2018, and measures we’ve taken to ensure that executive compensation is aligned with company performance and the creation of shareholder value.

Say-on-Pay Resolution

The Compensation Committee of our Board of Directors believes that our executive compensation programs continue to emphasize performance-oriented components that encourage and reward strong operating and financial performance and stock price gains, and that have aligned the interests of our officer team with those of shareholders. Accordingly, our Board asks that you vote in favor of the following shareholder resolution:

“RESOLVED, that the compensation of the executive officers of Chipotle Mexican Grill, Inc. as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis section, compensation tables and related material in the company’s proxy statement, are hereby approved.”

The say-on-pay vote is advisory and therefore will not be binding on the Compensation Committee, the Board of Directors, or Chipotle. However, the Compensation Committee and Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

The Board of Directors recommends a vote FOR the say-on-pay proposal.

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Proposal 3

Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm

The Audit Committee, which is responsible for the appointment, compensation and oversight of our independent auditors, has engaged Ernst & Young LLP as independent auditors to audit our consolidated financial statements for the year ending December 31, 2019 and to perform other permissible, pre-approved services. As a matter of good corporate governance, we are requesting that shareholders ratify the committee’s appointment of Ernst & Young as independent auditors. If shareholders do not ratify the appointment of Ernst & Young, the committee will reevaluate the appointment. Even if the selection is ratified, the committee in its discretion may select a different independent registered public accounting firm at any time during fiscal 2019 if it determines that such a change would be in the best interests of Chipotle and our shareholders.

The Audit Committee annually evaluates the performance of our independent registered public accounting firm, including the senior audit engagement team, and determines whether to reengage the current independent auditors or consider other audit firms. Factors considered by the committee in deciding whether to retain include:

•

Ernst & Young’s capabilities considering the scope and complexity of our business, and the resulting demands placed on Ernst & Young in terms of technical expertise and knowledge of our industry and business;

•	the quality and candor of Ernst & Young’s communications with the committee and management;

•	Ernst & Young’s independence;

•

the quality and efficiency of the services provided by Ernst & Young, including input from management on Ernst & Young’s performance and how effectively Ernst & Young demonstrated its independent judgment, objectivity and professional skepticism;

•	external data on audit quality and performance, including recent Public Company Accounting Oversight Board (PCAOB) reports on Ernst & Young and its peer firms; and

•

the appropriateness of Ernst & Young’s fees, tenure as our independent auditor, including the benefits of a longer tenure, and the controls and processes in place that help ensure Ernst & Young’s continued independence.

Based on this evaluation, the Audit Committee and the Board believe that retaining Ernst & Young to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2019, is in the best interests of Chipotle and our shareholders.

The Audit Committee also oversees the process for, and ultimately approves, the selection of our independent registered public accounting firm’s lead engagement partner at the five-year mandatory rotation period. Prior to the mandatory rotation period, at the committee’s instruction, Ernst & Young will select candidates to be considered for the lead engagement partner role, who are then interviewed by members of our management. After considering the candidates recommended by Ernst & Young, management makes a recommendation to the committee regarding the new lead engagement partner. After discussing the qualifications of the proposed lead engagement partner with the current lead engagement partner, the members of the committee, individually and/or as a group, will interview the leading candidate, and the committee then considers the appointment and approves the selection as a committee. A new lead engagement partner was appointed for the 2016 audit; in connection with the relocation of our corporate headquarters, our audit work for the 2018 audit was transitioned to a new engagement team and the committee appointed a new lead engagement partner for the 2019 audit. The next change in lead engagement partner after the current five-year rotation period is expected to occur for the 2024 audit.

The Audit Committee has adopted a policy which sets out procedures that the company must follow when retaining the independent auditor to perform audit, review and attest engagements and any engagements for permitted non-audit services. This policy is summarized below under “– Policy for Pre-Approval of Audit and Permitted Non-Audit Services” and will be reviewed by the committee periodically, but no less frequently than annually, for purposes of assuring continuing compliance with applicable law. All services performed by Ernst & Young for the years ended December 31, 2018 and 2017 were pre-approved by the Audit Committee in accordance with this policy, following a determination by the committee that the fees to be paid to Ernst & Young in each year, including in connection with non-audit services, were appropriate, necessary and cost-efficient in the management of our business, and did not present a risk of compromising the independence of Ernst & Young as our independent auditors.

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Proposal 3 (continued)

Ernst & Young has served as our independent auditors since 1997. Representatives of Ernst & Young are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions.

INDEPENDENT AUDITORS’ FEE

The aggregate fees and related reimbursable expenses for professional services provided by Ernst & Young for the years ended December 31, 2018 and 2017 were:

Fees for Services	2018	2017
Audit Fees(1)	$1,144,002	$943,578
Audit-Related Fees	—	—
Tax Fees(2)	19,960	37,451
All Other Fees	—	—
Total Fees	$1,163,962	$981,129

(1)

Includes fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered. Audit fees also include fees and expenses, if any, related to SEC filings, comfort letters, consents, SEC comment letters and accounting consultations.

(2)	Represents fees for tax consulting and advisory services.

The Audit Committee and the Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019.

AUDIT COMMITTEE REPORT

With regard to the fiscal year ended December 31, 2018, the Audit Committee (i) reviewed and discussed with management our audited consolidated financial statements as of December 31, 2018 and for the year then ended; (ii) discussed with Ernst & Young LLP, the independent auditors, the matters required by Auditing Standards 1301, Communication with Audit Committees and matters required by applicable requirements of the PCAOB and SEC; (iii) received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee regarding independence; and (iv) discussed with Ernst & Young LLP their independence.

Based on the review and discussions described above, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

The Audit Committee:

Albert S. Baldocchi, Chairperson

Paul Cappuccio

Robin Hickenlooper

POLICY FOR PRE-APPROVAL OF AUDIT AND PERMITTED NON-AUDIT SERVICES

The Board of Directors has adopted a policy for the pre-approval of all audit and permitted non-audit services proposed to be provided to Chipotle by its independent auditors. This policy provides that the Audit Committee must pre-approve all audit, review and attest engagements and may do so on a case-by-case basis or on a class basis if the relevant services are predictable and recurring. Any internal control-related service may not be approved on a class basis, but must be individually pre-approved by the committee. The policy prohibits the provision of any services that the auditor is prohibited from providing under applicable law or the standards of the PCAOB.

Pre-approvals on a class basis for specified predictable and recurring services are granted annually at or about the start of each fiscal year. In considering all pre-approvals, the committee may consider whether the level of non-audit services, even if permissible under applicable law, is appropriate in light of the independence of the auditor. The committee reviews the scope of services to be provided within each class of services and imposes fee limitations and budgetary guidelines in appropriate cases. The committee may pre-approve a class of services for the

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Proposal 3 (continued)

entire fiscal year. Pre-approval on an individual service basis may be given or effective only up to six months prior to commencement of the services.

The committee periodically reviews a schedule of fees paid and payable to the independent auditor by type of covered service being performed or expected to be provided. Our Chief Financial Officer is also required to report to the committee any non-compliance with this policy of which he becomes aware. The committee may delegate pre-approval authority for individual services or a class of services to any one of its members, provided that delegation is not allowed in the case of a class of services where the aggregate estimated fees for all future and current periods would exceed $500,000. Any class of services projected to exceed this limit or individual service that would cause the limit to be exceeded must be pre-approved by the full committee. The individual member of the committee to whom pre-approval authorization is delegated reports the grant of any pre-approval by the individual member at the next scheduled meeting of the committee.

26	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2019 PROXY STATEMENT

Executive Officers and Compensation

EXECUTIVE OFFICERS

In addition to Steve Ells, our Executive Chairman, and Brian Niccol, our Chief Executive Officer, whose biographies are included in Proposal 1 under the heading “Information Regarding the Board of Directors,” our executive officers as of April 1, 2019, are as follows:

EXECUTIVE OFFICERS

Marissa Andrada, 51, was appointed Chief People Officer in April 2018. Prior to joining Chipotle, Marissa was Senior Vice President of Human Resources & Chief Human Resources Officer at Kate Spade & Company, a fashion company, from July 2016 through October 2017, and Senior Vice President of Partner Resources for Starbucks Corporation, a global coffee roaster and retailer, from November 2010 to March 2016. Prior to Starbucks, she served as Senior Vice President of Human Resources at GameStop Corporation and Head of Human Resources at Red Bull North America. Marissa holds a Masters of Business degree from Pepperdine University.

Scott Boatwright, 46, was appointed Chief Restaurant Officer in May 2017, and shortly thereafter assumed direct accountability for all restaurant operations. Prior to Chipotle, Mr. Boatwright spent 18 years with Arby’s Restaurant Group, a quick serve restaurant company, in various leadership positions, including for the last six years as the Sr. Vice President of Operations, where he was responsible for the performance of over 1,700 Arby’s restaurants in numerous states. Scott holds an MBA from the J. Mack Robinson College of Business at Georgia State University.

Chris Brandt, 50, was appointed Chief Marketing Officer in April 2018. Prior to joining Chipotle, Chris was Executive Vice President and Chief Brand Officer of Bloomin’ Brands, Inc., a casual dining company, from May 2016 through December 2017; Chief Brand Officer/Chief Marketing Officer for Taco Bell, a subsidiary of Yum! Brands, Inc., a global restaurant company, from May 2013 to May 2016; and Senior Director and Vice President of Marketing for Taco Bell from November 2010 to May 2013. Chris holds an MBA from the Anderson School at UCLA.

Curt Garner, 49, was appointed Chief Technology Officer in March 2017. Mr. Garner joined Chipotle in November 2015 as Chief Information Officer, and prior to that had worked for Starbucks Corporation, a global coffee roaster and retailer, for 17 years, most recently serving as Executive Vice President and Chief Information Officer. Mr. Garner has a Bachelor of Arts degree in economics from The Ohio State University. He serves as a director of Aerohive Networks, Inc. (NYSE: HIVE).

John R. (Jack) Hartung, 61, is Chief Financial Officer and has served in this role since 2002. In addition to having responsibility for all of our financial and reporting functions, Mr. Hartung also oversees supply chain and Chipotle’s European operations. Mr. Hartung joined Chipotle after spending 18 years at McDonald’s Corp., a quick serve restaurant company, where he held a variety of management positions, most recently as Vice President and Chief Financial Officer of its Partner Brands Group. Mr. Hartung has a Bachelor of Science degree in accounting and economics as well as an MBA from Illinois State University.

Laurie Schalow, 51, has served as Chief Communications Officer since August 2017. Prior to joining Chipotle, Laurie served as Vice President of Public Affairs for Yum! Brands, a global restaurant company, overseeing Global Corporate Social Responsibility, PR, Crisis Management, Social Listening and Community Diversity programs for the 44,000 KFC, Pizza Hut and Taco Bell restaurants in 140 countries. Laurie holds an MBA from Case Western Reserve and Wayne State University. She currently serves on the Board of Directors for The Muhammad Ali Center and Chairs the Maryhurst Board.

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Executive Officers and Compensation (continued)

Roger Theodoredis, 60, was appointed Chief Legal Officer and General Counsel in October 2018. Prior to joining Chipotle, Roger was General Secretary of Danone North America, with responsibility for legal, public affairs, communications, scientific affairs and corporate security. He previously served as Executive Vice President, General Counsel and Corporate Secretary of The WhiteWave Foods Company, a food and beverage company, until its acquisition by Danone, S.A. in April 2017, having been appointed as General Counsel of WhiteWave Foods in 2005. Prior to joining WhiteWave Foods, Roger served as Division General Counsel for Mead Johnson Nutritionals, a subsidiary of Bristol Myers Squibb, and in a number of legal roles for Chiquita Brands International. Roger holds a J.D. from Boston University School of Law.

Tabassum Zalotrawala, 44, was appointed Chief Development Officer in December 2018. Prior to joining Chipotle, Tabassum spent over seven years at Panda Restaurant Group, Inc., a fast casual restaurant chain, as Chief Development Officer and Vice President Design, Construction, Facilities & Strategic Sourcing. She holds a Bachelor of Fine Arts in interior design from the School of Planning and Architecture and American Continental University, a Master of Fine Arts in architecture from Savannah College of Art and Design and an MBA from Emory University. Additionally, she is a LEED accredited professional. Most recently, Tabassum completed the Advanced Management Program at Harvard Business School.

Letter from the Compensation Committee of our Board of Directors

Dear Fellow Shareholder,

In 2018 we made notable organizational, strategic and operational progress that we believe translated into significant shareholder value creation. One of our major accomplishments was the hiring of Brian Niccol as CEO on March 5, 2018. He has created a new executive leadership team and jointly developed and has begun to implement a new operating, branding and digital transformation strategy. We believe this new strategy has already translated into substantial year-over-year increases across several key metrics:

•   Revenue increased 8.7% to $4.9 billion

•   Comparable restaurant sales increased 4%

•   Digital sales increased 42.4% and accounted for 10.9% of total sales

•   Restaurant level operating margin increased to 18.7% from 16.9%

This strong operating performance and new positioning has resulted in $3.8 billion of increased shareholder value, as measured by the increase in our market capitalization. During 2018, our stock price increased 49%, which was the highest percentage gain among our peers and 54% above the return of the S&P 500. Consistent with this strong performance, the annual cash incentive awards paid to our named executive officers were between 113% to 132% of their target awards. Our 2018 annual long-term equity incentive awards were 100% performance-based and were designed to have strong alignment with shareholders.

Consistent with what we have communicated in the past, the Committee carefully reviews our executive compensation program each year as we believe it is essential to our ongoing turnaround and future success. We have a long history of motivational executive compensation programs that we believe have contributed to our recent and historical success and ensured our continued focus on performance and creation of shareholder value. During our CEO transition in early 2018, we made retention awards to three of our named executive officers to ensure continuity of our executive leadership team and to give our new CEO time to evaluate the incumbent executive team and make any necessary personnel changes. We believe that our strong stock price performance during the course of 2018, the successful transition of the CEO role to Mr. Niccol, and the development of a strong executive leadership team validated the importance of these awards.

28	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2019 PROXY STATEMENT

Executive Officers and Compensation (continued)

As in prior years, during 2018 we conducted outreach calls with shareholders that collectively own a significant percent of our outstanding shares to solicit their feedback on our executive compensation program and other topics important to them.

Last year we received 96% support from our shareholders on our say-on-pay vote with respect to our 2017 compensation programs. This successful vote confirmed that shareholders are supportive of our executive compensation program, including the recruiting package for our new CEO, Brian Niccol. In last year’s CD&A, we provided forward-looking disclosure of the details of Mr. Niccol’s new hire package and compensation actions taken in 2018 with respect to the other executive officers named in the proxy statement, which we believe provided important context and for which we believe shareholders expressed support in last year’s say-on-pay vote. Mr. Niccol’s 2018 compensation was primarily comprised of performance-based and highly motivational stock incentive grants that the Compensation Committee developed to recruit him to join Chipotle.

While our 2018 say-on-pay support was very strong, we conducted numerous additional shareholder outreach calls in the first quarter of 2019 to receive input on our 2019 executive compensation program. Based on this feedback and an assessment conducted by our new Chief People Officer, our 2019 executive compensation program – which will be fully disclosed in next year’s CD&A – retains many attributes of the 2018 executive compensation program as well as several key changes that sustain our highly motivating and shareholder aligned focus (for example, we retained our comparable restaurant sales and restaurant level cash flow metrics and added a food safety metric to our annual cash incentive plan).

Our say-on-pay proposal is Proposal 2, and our Board recommends that you vote “FOR” this proposal. In support of this recommendation, we invite you to read the Compensation Discussion and Analysis that follows for further information on our compensation philosophy and decisions. We are confident that our programs are clearly linked to performance and aligned with shareholder interests, while appropriately incentivizing our management team. We look forward to maintaining ongoing dialogue with our shareholders.

In closing, the members of the Compensation Committee would like to thank the shareholders with whom we spoke for their insights and candor. We value the support and input of our shareholders, and look forward to continuing to have an open dialogue. We have great confidence in the abilities of our new CEO and the entire executive leadership team at Chipotle to further enhance shareholder value and continue to grow the company.

Neil Flanzraich, Lead Independent Director and Chair of the Compensation Committee

Ali Namvar

Matthew Paull

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the objectives and principles underlying our executive compensation programs, outlines the material elements of the compensation of our executive officers named in the 2018 Summary Compensation Table (the “named executive officers” or “NEOs”), and explains the Compensation Committee’s determinations as to the actual compensation of our named executive officers for 2018. In addition, this Compensation Discussion and Analysis is intended to put into perspective the tables and related narratives regarding the compensation of our named executive officers that appear following this section.

Executive Summary

This Compensation Discussion and Analysis is intended to provide shareholders with an understanding of our compensation policies and practices with respect to our Chief Executive Officer (CEO), Chief Financial Officer (CFO) and our three other most highly compensated executive officers for the year ended December 31, 2018. Two individuals served as CEO for part of 2018, so this proxy describes the compensation of both executives. These executive officers, who are referred to as the “named executive officers” or “NEOs,” and their current positions are:

•	Brian Niccol, Chief Executive Officer

•	Steve Ells, Executive Chairman and former CEO

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Executive Officers and Compensation (continued)

•	Jack Hartung, Chief Financial Officer

•	Curt Garner, Chief Technology Officer

•	Scott Boatwright, Chief Restaurant Officer

•	Chris Brandt, Chief Marketing Officer

Performance Overview for 2018

In 2018 we made significant organizational, strategic and operational progress that we believe translated into significant shareholder value creation. Key highlights include:

Organizational

In 2018, we developed a new executive leadership team, beginning with Mr. Niccol’s appointment as CEO and a member of the Board in March 2018. We believe that each member of the executive leadership team brings a unique set of experiences that will allow Chipotle to deliver on its strategy of winning today and cultivating a better future. The following executives were added to the executive leadership team in 2018:

•	Brian Niccol was hired as our CEO in March 2018

•	Steve Ells transitioned from Chairman and CEO to Executive Chairman upon Mr. Niccol’s appointment as CEO in March 5, 2018

•	Chris Brandt joined as our Chief Marketing Officer in April 2018

•	Marissa Andrada joined as our Chief People Officer in April 2018

•	Roger Theodoredis was hired as our Chief Legal Officer in October 2018

•	Tabassum Zalotrawala was hired as our Chief Development Officer in December 2018

Strategic

•	Launched “For Real” advertising campaign

•	Opened 137 new restaurants

•	Digitized make lines are now in over 1,000 restaurants (on track to be in all restaurants by the end of 2019)

•	Digital pickup shelves are in approximately 1,000 restaurants (on track to be in all restaurant by the end of 2019)

•	Increased app downloads (+72% versus 2018) and delivery sales

•	Achieved promising results related to our tests of mobile order pickup lanes

•

Continued to develop and enhance our food safety practices, including continuous improvement processes, implementation of quarterly training for all crew members, and planning for improved sanitation of food preparation equipment.

Operational

•	Revenue increased 8.7% to $4.9 billion

•	Comparable restaurant sales increased 4%

•	Digital sales increased 42.4% and accounted for 10.9% of total sales

•	Restaurant level operating margin increased from 16.9% to 18.7%

The above actions and results translated into $3.8 billion of increased shareholder value over 2018, as measured by the increase in our market capitalization and a 49% return to shareholders. This 49% total shareholder return was the highest among our peer group and 54% above the S&P 500. From January 1, 2019 through March 15, 2019, our market capitalization increased an additional $5.8 billion.

Performance Impact on 2018 Compensation

As a result of the aforementioned strong performance in 2018, the annual cash incentive payouts for our named executive officers ranged from 113% to 132% of target and the premium-priced stock-only stock appreciation rights (“SOSARs”) granted in 2018 to our executive officers were in-the-money as of December 31, 2018 (although these SOSARs do not start to vest until the second anniversary of the grant date).

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Executive Officers and Compensation (continued)

CEO Transition: Timeline of Events and Compensation Decisions

Date/Event	Compensation Decision(s) Approved by the Committee	Rationale for Compensation Committee Decision(s)
November 28, 2017 Announced CEO search and transition of Mr. Ells to Executive Chair (upon hire of new CEO)

•  The Company announced that Mr. Ells would become Executive Chairman following the completion of a search to identify a new CEO.

• Mr. Ells’ entered into an Executive Chairman Agreement with the Company that contained compensation provisions; however, none of the provisions became effective until 2018 (see below).

•  The Committee wanted to ensure an effective transition of the CEO role. Further, Mr. Ells’ knowledge and understanding of the Company is deep and the Committee wanted Mr. Ells to continue to focus on bringing innovation to the way Chipotle sources and prepares food through high quality ingredients that are raised responsibly.

January 5, 2018 SOSAR award granted to Mr. Ells per his Executive Chairman Agreement

• In-lieu of an annual long-term incentive (“LTI”) award, Mr. Ells was granted a one-time award of premium-priced SOSAR with an exercise price of $500 per share, which equated to a nearly 60% premium to the grant date stock price of $313.79. The SOSAR will vest on July 4, 2019 based on continued service, and will be exercisable from January 5, 2021 until January 5, 2022.

•  The structure of the SOSAR award was based on the Committee’s desire to align pay with long-term performance and the company’s value creation.

•  The Committee decided that the strike price should be set at a significant premium to the price at the time of grant to motivate increasing shareholder value.

January 9, 2018 The Company entered into retention agreements with select employees including three of our 2018 NEOs

•  Mr. Hartung’s agreement provided for a cash retention bonus of $1 million that vests on March 5, 2019 (one-year anniversary of Mr. Niccol’s hire).

•  Messrs. Garner and Boatwright’s agreements provided for cash retention bonuses of $500,000 and $400,000, respectively (each vesting in four quarterly installments during 2018) and equity awards – structured as 50% RSUs and 50% SOSARs – of $3 million and $2.4 million, respectively (vesting on the second and third anniversaries of the grant date).

•  The Committee determined that because of the uncertainty caused by our search for a new CEO, it was critical to retain Messrs. Hartung, Garner and Boatwright given their essential skill sets and organizational knowledge and to avoid further disruption to the organization. The Committee also wanted to give the new CEO time to evaluate the incumbent leadership team and decide if changes were warranted.

•  The size of the cash retention bonuses and equity awards for Messrs. Garner and Boatwright were based on the Committee’s assessment of (i) their unvested equity value (which was $0 at the time of the awards), (ii) historical LTI awards, and (iii) expected cost and impact on the organization if they were to leave.

•  The size of the cash retention bonus to Mr. Hartung was based on the Committee’s assessment that Mr. Hartung was critical to the organization during the CEO transition process and it was imperative that he be retained.

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Executive Officers and Compensation (continued)

Date/Event	Compensation Decision(s) Approved by the Committee		Rationale for Compensation Committee Decision(s)

March 5, 2018 Mr. Niccol was hired as CEO	Annual Compensation ($000)

•  Mr. Niccol’s annual compensation package was based on a competitive compensation analysis of CEO pay levels at our peer group.

•  The amount of Mr. Niccol’s make-whole award was based on an assessment by the Committee’s independent compensation consultant of the unvested equity awards that Mr. Niccol would forfeit from his prior employer. Further, the structure of the make-whole award was entirely equity in the form of premium-priced SOSARs given the Committee’s commitment to aligning pay with performance and with the creation of shareholder value.

•  The amount and structure of Mr. Niccol’s inducement award was to further incentivize Mr. Niccol to join Chipotle and based on the Committee’s desire to link pay to shareholder value creation.

•  The cash sign-on award provided to Mr. Niccol was to offset forgone cash and other compensation at his prior employer and to facilitate his transition to Chipotle.

	Base Salary	$1,200
	Target Annual Incentive(1)	150%
	Performance Shares Target Value	$3,000
	SOSARs	$2,000
	Total	$8,000
	Make-Whole Award ($000)
	SOSARs 10% premium strike price	$9,650
	RSUs	$9,650
	Inducement Award(2) ($000)
	SOSARs 25% premium strike price	$4,000
	Sign-On Award ($000)
	Cash	$1,000
	(1) Expressed as a percentage of base salary.
	(2) ”Inducement” in this instance refers to a recruitment award and is not describing the employment inducement exemption under the NYSE’s Listed Company Manual Rule 303A.08.
March 5, 2018 Changes to Mr. Ells’ role and compensation are triggered per his Executive Chairman Agreement

•  Mr. Ells officially transitioned to Executive Chairman given Mr. Niccol’s appointment as CEO.

•  Reduced Mr. Ells base salary from $1.54 million to $900,000.

•  Reduced Mr. Ells target annual incentive from 150% of base to 100% of base salary.

			• The reductions in Mr. Ells’ base salary and annual incentive plan target were commensurate with his reduced responsibilities upon Mr. Niccol’s appointment as CEO.

Shareholder Outreach in 2018

At our 2018 annual meeting of shareholders, 96% of the votes cast by our shareholders supported our say-on-pay proposal.

During 2018, the Chair of our Compensation Committee and members of management conducted outreach calls to discuss compensation and governance matters with shareholders owning almost 30% of our outstanding common stock. We view these discussions as an important opportunity to develop broader relationships with investors over the long-term and to engage in open dialogue on compensation and governance related matters. See “Corporate Governance – Shareholder Engagement” for more details about our outreach efforts.

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Executive Officers and Compensation (continued)

Based on our interactions with investors, we made the following changes to the 2018 annual long-term incentive award structure for our NEOs (excluding Mr. Ells):

•	Added a restaurant level cash flow metric to our performance share design (to complement comparable restaurant sales growth)

•	Removed the absolute stock price metric from our performance shares

•	Added premium-priced SOSARs to the award mix

Alignment of Executive Compensation with Shareholder Interests: What We Do and Don’t Do

What We Do	What We Don’t Do

☑   Conduct extensive shareholder engagement on compensation, governance and strategy related matters. Engage in careful consideration of the annual say-on-pay results and respond to shareholder feedback when deemed appropriate.

☒ Executive officers and directors are prohibited from hedging or pledging shares of Chipotle stock or holding Chipotle stock in margin accounts.

☑ Employ an annual LTI program based entirely on performance-based equity awards.	☒ No stock option repricing, reloads, exchanges or options granted below market value without shareholder approval.

☑ Align our executive compensation with achieving meaningful financial and operational goals and creating shareholder value.	☒ No change-in-control severance agreements.

☑   Designed our executive compensation program to discourage excessive risk taking, with design features including the incorporation of multiple performance measures in our incentive programs, robust executive stock ownership guidelines, long-term performance goals and at least three-year vesting periods on LTI awards, and a clawback policy related to LTI awards.

☒ No single trigger; equity awards include double trigger vesting in order for an executive to receive benefits in connection with a change in control.

☑ Retained an independent compensation consultant who is engaged directly by the committee to advise on executive compensation matters.	☒ Engage the committee’s consultant for additional work for or on behalf of the executive officers.

Executive Compensation Philosophy and Objectives

Our philosophy with regard to the compensation of our employees, including our executive officers, is to reinforce the importance of performance and accountability at the corporate, regional and individual levels and motivate our employees to create long-term shareholder value. We strive to provide our employees with meaningful rewards while maintaining alignment with shareholder interests, corporate values, and important management initiatives. In setting and overseeing the compensation of our executive officers, the Compensation Committee believes our compensation philosophy to be best effectuated by designing compensation programs and policies to achieve the following specific objectives:

•	Attracting, motivating, and retaining highly capable executives who are vital to our short- and long-term success, profitability, and growth;
•	Aligning the interests of our executives and shareholders by rewarding executives for the achievement of strategic and other goals that we believe will enhance shareholder value; and

•	Differentiating executive rewards based on actual performance.

The Committee believes that these objectives are most effectively advanced when a significant portion of each executive officer’s overall compensation is in the form of at-risk elements such as annual incentive bonuses and long-term incentive-based compensation, which should be structured to closely align compensation with actual performance and shareholder interests.

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Executive Officers and Compensation (continued)

Executive Compensation Program Components and Structures

Our executive compensation program is comprised of three primary components:

BASE SALARY	ANNUAL INCENTIVE PLAN (AIP)	EQUITY COMPENSATION (LTI)

Determined based on the position’s importance within Chipotle, the executive’s experience, and external market data.	Determined under our company-wide Annual Incentive Plan, or AIP, which provides for variable payouts based on achievement against operating and financial performance goals approved by the Committee at the beginning of each year, as well as evaluations of performance against individual goals and objectives.	Aligns the incentives of our executive officers with shareholder interests and rewards the creation of shareholder value.

Variable Pay

The Compensation Committee allocates pay among these components in a manner designed to place performance at the forefront of our overall executive compensation program. Consistent with our performance-driven compensation philosophy, the Committee allocates a significant portion of our executive officers’ total compensation to variable, performance-based pay elements (performance-based AIP and LTI programs). As an employee’s responsibilities and ability to affect our financial results increases, base salary becomes a smaller component of his or her total compensation.

*

The charts for the Chief Executive Officer and the Other Named Executive Officers exclude one-time inducement, make-whole and retention awards, since those are not a component of our annual executive compensation program.

** LTI consists of the one-time premium-priced SOSAR granted to Mr. Ells in lieu of his 2018 annual LTI award grant and in connection with his transition to Executive Chairman.

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Executive Officers and Compensation (continued)

Factors in Setting Executive Officer Pay

The Compensation Committee sets compensation for the executive officers annually after considering the following factors:

•	Chipotle’s performance relative to goals approved by the committee

•	Each executive officer’s experience, knowledge, skills and personal contributions

•	Levels of compensation for similar jobs at market reference points

•	The degree of difficulty in committee-approved goals

•	The business climate in the restaurant industry, general economic conditions and other factors

The CEO makes recommendations to the Committee regarding compensation for the other executive officers after reviewing Chipotle’s overall performance and each executive officer’s personal contributions. The Committee is responsible for approving executive officer compensation and has broad discretion when setting compensation types and amounts.

With respect to the CEO, the Committee annually reviews and approves the corporate goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s performance against those objectives and makes determinations regarding the CEO’s compensation level based on that evaluation.

As part of its reviews of executive compensation, the Committee reviews tally sheets that show historical pay for each executive officer (including the CEO), as well as their accumulated equity. These tally sheets are used as a reference point to assist the Committee in understanding the overall compensation provided to each executive officer.

Roles and Responsibilities of the Committee, Compensation Consultant and the CEO in Setting Executive Officer Compensation

Compensation Committee The Committee is currently comprised of three independent directors and reports to the Board

•   Retains independent consultants and counsel to assist it in evaluating compensation and fulfilling its obligations as set forth in its charter.

•   Works with the CEO to set performance goals at the beginning of each year targeted to positively influence shareholder value.

•   Evaluates CEO performance in relation to those goals and Chipotle’s overall performance.

•   Determines and approves compensation for our executive officers.

•   Reviews and approves overall compensation philosophy and strategy, as well as all compensation and benefits programs in which our executive officers participate.

•   Reviews applicable peer group and broader market data as one of multiple reference points.

•   Engages with shareholders and others to receive stakeholder input on executive compensation matters.

Consultant to the Compensation Committee

Pay Governance, an independent compensation consultant, has been retained by the Committee to provide consulting advice on matters of governance and executive compensation

•   Provides advice and opinion on the appropriateness and competitiveness of our compensation programs relative to market practice, our strategy and internal processes.

•   Performs functions at the direction of the committee.

•   Attends committee meetings when requested.

•   Provides advice regarding compensation decision-making governance.

•   Provides market data, as requested.

•   Consults on various compensation matters.

•   Confers with the Committee, the CEO, the CFO and the company’s compensation and benefits team on incentive goals (annual and long-term).

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Executive Officers and Compensation (continued)

Chief Executive Officer With the support of other members of the management team, including the internal compensation and benefits team

•  Works with the other executive officers to recommend performance goals at the beginning of each year that are targeted to positively influence shareholder value; goals are reviewed and approved by the Compensation Committee.

•  Reviews performance of the other executive officers and makes recommendations to the Committee with respect to their compensation.

•  Confers with the Committee concerning design and development of compensation and benefit plans for Chipotle executive officers and employees.

Role of Market Data and Our Peer Group

Market Data and Impact on 2018 Pay Levels

The Compensation Committee believes the investment community generally assesses our company performance by reference to a peer group composed primarily of other companies in the restaurant industry; as such, the majority of the companies in our compensation peer group are companies in the restaurant industry. However, the Committee and management believe the talent pool for executives is broader than the restaurant industry and, for that reason, chose to include non-restaurant hospitality companies and other consumer brand companies in our compensation peer group.

Each year, the Committee’s independent compensation consultant provides the Committee with pay data for executive officer roles and the incentive plan structures of the companies in our peer group. The Committee considers this peer data in setting pay levels but does not explicitly target a specific percentile when setting pay levels for executive officers.

In setting 2018 pay levels, in addition to peer group data, the Committee also considered the progress of our turnaround, current base salaries, the value of outstanding equity awards and the design of our executive pay program. We believe our executive pay program has consistently demonstrated strong shareholder alignment and linkage to shareholder value creation. Our annual equity awards continue to be 100% performance-based and have always been comprised of performances shares and/or SOSARs (including performance-based SOSARs and, in 2018, SOSARs with premium strike prices).

2018 Peer Group

The Committee reviews the composition of the peer group on an annual basis and makes adjustments in response to changes in the size or business operations of Chipotle and of companies in the peer group.

The peer group used for 2018 was generally comprised of publicly-traded companies in the Restaurants or Hotel, Resorts & Cruise Line (focus on hotels) primary industries as defined by the Global Industry Classification Standard (GICS), with annual revenues generally between $2 billion and $11 billion (approximately 0.5x to 2.5x Chipotle). The Committee also included companies with whom we compete for executive talent above the upper end of this range (for example, our Chief Technology Officer was formerly an executive at Starbucks Corporation) and excluded companies serving a substantially different market or client base than we do. Chipotle’s revenues rank at the 77th percentile of this peer group, and our market capitalization ranks at the 65th percentile of this peer group (as of December 31, 2018), which confirmed for the Committee that this peer group is appropriate.

Data provided by S&P Capital IQ; $ in millions

Company Name	Revenues(1)	Market Cap(2)
Starbucks Corporation	$25,279	$79,895
McDonald’s Corporation	$21,025	$136,891
Darden Restaurants, Inc.	$8,297	$12,394
YUM! Brands, Inc.	$5,688	$28,707
Wyndham Destinations, Inc. (3)	$5,176	$3,493
Bloomin’ Brands, Inc.	$4,126	$1,644
Domino’s Pizza, Inc.	$3,242	$10,314
Brinker International, Inc.	$3,174	$1,698

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Executive Officers and Compensation (continued)

Company Name	Revenues(1)	Market Cap(2)
Cracker Barrel Old Country Store, Inc.	$3,054	$3,842
Hyatt Hotels Corporation	$2,498	$7,264
Texas Roadhouse, Inc.	$2,397	$4,272
The Cheesecake Factory Incorporated	$2,337	$1,912
Papa John’s International, Inc.	$1,667	$1,256
Jack in the Box Inc.	$870	$1,998
Peer Group Median	$3,208	$4,057

Chipotle Mexican Grill, Inc.	$4,865	$11,998
Percent Rank	77%	65%
(1)	Trailing 12 months, as of December 31, 2018.

(2)	As of December 31, 2018.

(3)	Known as Wyndham Worldwide Corporation until June 1, 2018.

The Committee reviews the composition of the peer group periodically and adjusts the peer group in response to changes in the size, business operations or strategic focus of Chipotle and of companies in the peer group, companies in the peer group being acquired or taken private, and other companies in the GICS restaurant industry becoming public. For 2019, the Committee has determined to remove several companies (Jack in the Box, Papa John’s, Wyndham, Cracker Barrel and Texas Roadhouse) due to lack of revenue alignment and replace them with Hilton Worldwide Holdings Inc., Marriott International, Inc., Restaurant Brands International, Ulta Beauty, Inc. and Lululemon Athletica Inc. These additional peer group companies include non-restaurant companies that have some combination of high brand recognition, attractive growth opportunities, strong customer service and excellent operations, which align with Chipotle’s continued focus on customer service and operational excellence.

2018 Compensation Program

Base Salaries

We pay a base salary to compensate our executive officers for services rendered during the year, and also to provide them with income regardless of our stock price performance, which helps avoid incentives to create short-term stock price fluctuations and mitigates the impact of forces beyond our control such as general economic and stock market conditions.

The Committee reviews the base salary of each executive officer at least annually and adjusts salary levels as the Committee deems necessary and appropriate.

Recommendations for the executive officers (other than the CEO and the Executive Chairman) are provided to the Committee by our CEO. The Committee reviews the CEO’s base salary and recommends any changes for review and approval by the full Board. Adjustments to base salaries, if any, typically occur during the first quarter of each year. Base salaries for each named executive officer are set forth below.

Name	Base Salaries
	2018	2017	% Change
Brian Niccol(1)	$1,200,000	—	N/A
Steve Ells	$900,000	$1,540,000	(41.6)%
Jack Hartung	$800,000	$800,000	0.0%
Curt Garner	$523,631	$489,353	7.0%
Scott Boatwright	$430,994	$410,000	5.1%
Chris Brandt(1)	$600,000	—	N/A
(1)	Messrs. Niccol and Brandt joined Chipotle in 2018. The amounts in the table reflect their annualized base salaries for 2018.

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Executive Officers and Compensation (continued)

Annual Incentive Plan

The AIP is our annual cash incentive program for all employees. The formula to determine payouts under the 2018 AIP consisted of a company performance factor (CPF), a team performance factor (TPF) and an individual performance factor (IPF):

Target goals for business performance metrics used to determine the CPF are set at the beginning of the year. Achievement at the target level of each performance metric would yield a CPF of 100%, equating to a payout at the target level. The CPF is adjusted up or down based on the performance versus the underlying performance metrics. As a result of a mix of underperformance and outperformance against the AIP performance metrics in 2018, as depicted below, the CPF was 126.8% of target.

Strategic objectives included in the CPF for 2018 were customer satisfaction and site assessment requests, in contrast to the strategic objectives included in the 2017 CPF of A/B Grade for restaurants, Max 15 Minute Transactions and Out of Store ADS. The 2018 strategic objectives were based on our 2018 strategic plan, which provided for enhanced focus on customer service and additional rigor when evaluating new sites for potential geographic expansion.

Financial objectives included in the CPF for 2018 consist of comparable restaurant sales (“CRS”) and restaurant cash flow (“RCF”) margin, which were the same objectives used in 2017. The CRS target goal is the highest amongst our peers (based on midpoint CRS guidance available at the time the goals were set) and over double the median midpoint (1.8%) CRS guidance of our peer group. Both our CRS and RCF goals for 2018 are slightly lower than those for 2017. For CRS, the actual performance in 2016 was a double-digit decline on a percentage basis and, as a result, the CRS targets for 2017 were established higher in comparison to our 2016 negative performance in order to reset targets to a more normalized growth rate. Since we set our 2017 CRS target against a prior year double-digit performance decline, our 2017 CRS performance metric was too aggressive and was not achieved. We believe that the 2018 CRS target, which uses as a base a more normalized prior year’s actual performance, is more realistically aggressive. For RCF, our 2018 target RCF margin goal was 50 basis points lower than our 2017 target RCF margin goal but represented a 190-basis point improvement when compared to our actual 2017 RCF margin performance. We believe that the achievement of the 2018 CRS and RCF targets will result in strong shareholder value creation if maintained for a three-year period and, for that reason, are appropriately robust targets.

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Executive Officers and Compensation (continued)

$ in millions

Metric	Target	Actual	Impact on CPF
Average CSAT Jan – Jun	72.25%	71.59%	(4.2%)
Average CSAT July – Dec	71.84%	73.70%	12.5%
Comparable Restaurant Sales	4.9%	4.0%	(4.9%)
Restaurant Cash Flow Margin	18.84%	18.74%	(1.7%)
Site Assessment Requests	160	172	25%

	A. Beginning CPF:		100%
	B. Actual Perf. Impact to CPF:		26.8%
	C. Final CPF (A + B)		126.8%

The TPF uses similar underlying performance measures as the CPF but is measured at the regional level. For 2018, the corporate TPF applicable to the named executive officers was based on a weighted average of regional results and was 78.7% of target. The TPF uses comparable restaurant sales growth and restaurant cash flow margin metrics, which are responsible for more than half of the outcome, and also store performance and digital sales. The variations amongst the targets for each region makes it difficult to summarize all TPF targets; however, the Compensation Committee believes the TPF targets for 2018 were challenging, evidenced by the below target payout.

In addition to the CPF and TPF, described above, an executive’s AIP bonus also depends on his or her achievement of individual performance objectives, which are reflected in the individual performance factor (IPF). The individual objectives for the CEO are approved by the Committee, and the objectives for other executive officers are set by the CEO with approval by the Committee. After the end of the year, the Committee evaluates the performance of the CEO against his objectives and approves an IPF from 0-130%, depending on its evaluation. The CEO evaluates the performance of each of the other executive officers against their objectives and provides a recommendation on IPF for each to the Committee, which then approves an IPF from 0-130% for each executive officer.

In determining the IPF for the CEO and executive officers, the Committee considered the CEO’s individual accomplishments and the CEO considered each executive’s individual accomplishments that helped the Company achieve significant progress on its long-term transformation and growth strategy, including becoming more visible with culturally relevant communication and innovation, digitizing and modernizing the restaurant experience, running restaurants with great hospitality and fast throughput, ensuring discipline and focus with innovation through a stage gate process and building a great culture of accountability and creativity.

The leadership team’s collective efforts resulted in achieving our 2018 financial goals, including increasing revenue by 8.7%, increasing comparable restaurant sales by 4.0%, net of a 0.8% decline in comparable restaurant transactions, and growing digital sales by 42.4% to 10.9% of sales. Some of the key accomplishments achieved by our named executive officers during 2018 that the Committee considered when determining the 2018 IPF include:

Brian Niccol

•   Recruited and onboarded a full executive leadership team made up of best-in-class, proven leaders in their fields

•   Developed and implemented transformation and growth strategy initiatives and established a pipeline of validating strategic initiatives across the organization

•  Focused continuous improvement on food safety standards and practices

Jack Hartung

•   Led Chipotle’s impressive unit economics, as well as a strong and clean balance sheet, and ensured a disciplined approach to capital deployment to enhance shareholder value

•   Effectively communicated near-term and long-term strategy and financial information to investors

Curt Garner

•   Continued digital work to support mobile, delivery, catering and loyalty program, resulting in increased digital sales to over 10% of total sales; increased app downloads by 72% from 2017

•   Hired and retained talent to ensure system stability during transition and maintained 99%+ systems uptime on the digital platform

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Executive Officers and Compensation (continued)

Chris Brandt

•  Strengthened brand narrative through Chipotle “For Real” campaign and piloted new loyalty program; made Chipotle more visible and culturally relevant in social and traditional media channels and increased overall digital impressions by nearly 20% and social impressions by nearly 40% year-over-year from 2017

•  Established stage gate innovation process and validated product/promotional pipeline

Scott Boatwright

•  Strengthened restaurant operations and improved restaurant-related results, including customer satisfaction scores and restaurant level margin, which increased to 18.7% from 16.9% in 2017.

•  Continued focus on food safety strategy and execution of enhanced food safety practices

•  Modernized restaurant operations and increased efficiency; redesigned and launched throughput training

The 2018 AIP payouts for each of our named executive officers, and their performance against their respective CPF, TPF and IPF, are set forth below.

	Target 2018 AIP Bonus						Actual as % of Target
Name	% Base Salary	Dollar Value	CPF	TPF	IPF	Actual 2018 Bonus
Brian Niccol(1)	150.0%	$1,800,000	126.8%	78.7%	130%	$2,381,684	132%

Steve Ells(2)	104.5%	$1,061,397	126.8%	78.7%	100%	$1,202,518	113%

Jack Hartung	85.0%	$680,000	126.8%	78.7%	130%	$899,747	132%

Curt Garner	65.0%	$340,360	126.8%	78.7%	125%	$439,561	129%

Scott Boatwright	65.0%	$280,146	126.8%	78.7%	120%	$352,916	126%

Chris Brandt	65.0%	$390,000	126.8%	78.7%	120%	$491,306	126%

(1)	Mr. Niccol’s AIP bonus for 2018 was guaranteed at 150% of base salary, but his actual payout was higher due to strong company and individual performance.
(2)	Mr. Ells’ target amount was prorated to reflect his two months serving as Chairman of the Board and Chief Executive Officer and 10 months serving as Executive Chairman.

Long-Term Incentives

Fiscal 2018 Annual Long-Term Incentive Awards

Each year, the Committee evaluates the long-term incentive vehicles provided to our NEOs to evaluate whether they are properly aligned with the long-term growth of the Company and shareholder interests. For 2018, the Committee chose to grant a combination of performance share awards and stock appreciation rights because these vehicles are performance-based and reward management for enhancing long-term shareholder value. In March of 2018, the Committee determined a target grant value for each NEO, and split the value 60% in performance shares and 40% in stock appreciation rights. Details of these annual grants are provided below.

2018 Performance Share Awards

Annual performance share awards were granted to our NEOs (excluding Mr. Ells), on March 29, 2018. The performance share awards were subject to a 3-Year Comparable Restaurant Sales Growth (for the period from January 1, 2018 – December 31, 2020) and 2-Year Average Restaurant Cash Flow Margin (for the period from January 1, 2019 – December 2020). The number of shares that can be earned under the award is determined by multiplying the target number of shares by the payout percentage, as set forth in the table below:

2-Year Average RCF Margin	3-Year CRS Growth
	3.50%	4.00%	4.50%	5.00%	5.50%	6.00%	6.50%	7.00%
18.50%	0%	0%	25%	50%	75%	100%	125%	150%
19.00%	0%	25%	50%	75%	100%	150%	150%	200%
20.00%	50%	75%	100%	150%	150%	200%	200%	250%
21.00%	75%	100%	150%	200%	200%	250%	250%	300%
22.00%	75%	125%	175%	225%	250%	275%	300%	300%

40	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2019 PROXY STATEMENT

Executive Officers and Compensation (continued)

In no event will any Performance Shares be earned if either (i) the 2-Year Average RCF Margin is less than 18.5%, or (ii) 3-Year CRS Growth is less than 3.5%, and no more than 300% of the target number of shares can be earned. If the level of performance for either 3-Year CRS Growth, 2-Year Average RCF Margin or both falls between two stated performance levels in the performance goal table, the payout percentage shall be determined using interpolation. The measurement period for the 2018 PSU grants does not end until December 31, 2020; however, if the CRS and RCF results for 2018 (4.0% and 18.84% respectively) were applied across the entire performance period, the payout of the 2018 PSUs would be approximately 17%.

The Compensation Committee utilized comparable restaurant sales growth and restaurant cash flow margin as elements in both our AIP (one-year measurement period) and our long-term incentive program (two- and three-year measurement periods). When designing our 2018 executive compensation program, the Committee evaluated a range of performance metrics for purposes of our incentive programs and determined that because comparable store revenue growth and restaurant cash flow margin are core drivers of the company’s performance and stockholder value creation, and because of the different performance periods, these measures remained appropriate for both the short-term and long-term incentive programs. In addition, the Committee continued its practice of supplementing these measures with additional performance measures in the AIP to strike an appropriate balance with respect to incentivizing top-line growth, profitability, non-financial business imperatives and stockholder returns over both the short-term and long-term horizons.

2018 Stock Appreciation Rights

Annual stock appreciation rights were granted to our NEOs (excluding Mr. Ells), on March 29, 2018. These awards were generally granted with an exercise price equal to 110% of the closing price on the grant date, with the exception of Mr. Niccol (as further described below under “Agreements with our Executive Officers”), and vest in two equal installments on the 2nd and 3rd anniversaries of the grant date, subject to continued employment. The stock appreciation rights were granted with a 7-year term and are disclosed in the Grants of Plan Based Awards Table for Fiscal 2018.

Other Long-Term Incentive Awards in 2018

In addition to the annual equity awards described above, there were other one-time equity awards provided to NEOs in connection with the hiring, transition, or retention of key management, as described below in the section titled Agreements with Executive Officers.

Long-Term Incentives – 2016 Performance Share Award Vesting

The vesting of the 2016 performance share award was based on our absolute stock price performance during the three-year performance period from February 3, 2016 to February 3, 2019. The terms of this award stipulated that in order to receive a threshold payout, the average closing stock price of Chipotle’s common stock for 60 consecutive days during the performance period was at least $700, which was approximately 52% higher than the closing price of Chipotle’s common stock on the grant date. At the end of the performance period, it was determined that the threshold goal was not met and these awards were cancelled in December 2018 and paid out at 0%.

Benefits and Perquisites

In addition to the principal compensation elements described above, we provide our executive officers with access to the same benefits we provide all of our full-time employees. We also provide our officers with perquisites and other personal benefits that we believe are reasonable and consistent with our compensation objectives, but that are not available to all employees throughout our company.

Perquisites are generally provided to help us attract and retain top performing employees for key positions, and in some cases perquisites are designed to facilitate our executive officers bringing maximum focus to what we believe to be demanding job duties. These perquisites include relocation benefits and commuting expenses, company cars or car allowances and payment of certain legal expenses. These perquisites are identified in notes to the 2018 Summary Compensation Table. Executive officers have also used company-owned or chartered airplanes for personal trips, in which case we require the executive officer to fully reimburse us for the cost of personal use of the airplane, except where prohibited by applicable regulations. Our executive officers are also provided with personal administrative and other services by company employees from time to time, including scheduling of personal appointments, performing personal errands, and use of company-provided drivers. We believe that the perquisites we provide our executive officers are consistent with market practices, and are reasonable and consistent with our compensation objectives.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2019 PROXY STATEMENT	41

Executive Officers and Compensation (continued)

We also administer a non-qualified deferred compensation plan for our senior employees, including our executive officers. The plan allows participants to defer the obligation to pay taxes on certain elements of their compensation while also potentially receiving earnings on deferred amounts. We offer an employer match on a portion of the contributions made by the employees. We believe this plan is an important retention and recruitment tool because it helps facilitate retirement savings and financial flexibility for our key employees, and because many of the companies with which we compete for executive talent provide a similar plan to their key employees.

Actions Taken with Respect to 2019 Compensation

For 2019 the Compensation Committee approved base salaries and AIP targets in amounts consistent with 2018. We also streamlined our AIP design and added several key features based on feedback from shareholders:

•	Result based solely on financial metrics.

•	Result is subject to two modifiers: (1) food safety performance and (2) individual performance.

•	Increased the weight of corporate and team performance on the overall payout.

Full disclosure of the 2019 AIP design will be provided in our 2020 proxy statement.

In early 2019, the Compensation Committee granted annual equity awards to our executive officers that generally are consistent with the annual equity awards granted in 2018, including the total grant date fair values and the allocation of 60% PSUs and 40% SOSARs. The 2019 performance share matrix is similar in structure to the 2018 performance share matrix but (i) requires a minimum level of restaurant cash flow margin of 19% for any payout to occur (this is above the minimum level of restaurant cash margin of 18.5% that was used in the 2018 performance share matrix), and (ii) both the RCF margin and the CRS growth metrics have a three-year performance period (versus the RCF margin metric for 2018, which had a two-year performance period).

In addition, in February 2019, the Compensation Committee granted a one-time performance-based digital transformation equity award to the executive officers, excluding Mr. Ells, that is intended to incentivize the achievement of strategic business initiatives focused on expanding digital sales. The Committee believes that the strategic importance of gaining digital market share over the next three years warranted a one-time digital transformation award as further incentive for management to achieve the company’s digital goals. The digital transformation PSUs will fully vest in 2023 only if and to the extent that the executive officer achieves the transformation goals by the end of 2020 and, if vested, will settle in shares of Chipotle common stock. Chipotle began a transformation in 2018 when Mr. Niccol joined the company and the Compensation Committee believed a separate incentive was appropriate and beneficial to achieve these longer-term goals. The digital transformation PSU granted to Mr. Niccol equaled approximately 17.7% of his total annual long-term equity incentive grant for 2019.

Executive Stock Ownership Guidelines

Our Board of Directors has adopted robust stock ownership guidelines for our executive officers. These guidelines are intended to ensure that our executive officers retain ownership of a sufficient amount of Chipotle stock to align their interests in a meaningful way with those of our shareholders. Alignment of our employees’ interests with those of our shareholders is a principal purpose of the equity component of our compensation program.

The ownership guidelines, reflected as a targeted number of shares to be owned, are presented below for each current named executive officer. Our stock ownership guidelines for our CEO and CFO are among the highest requirements in our compensation peer group. The guidelines are reviewed for possible adjustment each year and may be adjusted by the Committee at any time.

	Required # of Shares	Actual Share Ownership(1)	Actual Share Ownership as Multiple of Base Salary(2)
Brian Niccol	31,000	30,141	10.85x
Steve Ells	31,000	208,339	99.95x
Jack Hartung	7,000	35,272	19.04x
Curt Garner	3,000	4,780	3.94x
Scott Boatwright	3,000	3,824	3.83x
Chris Brandt	3,000	1,548	1.11x

(1)	Includes unvested RSUs.

(2)	Based on the closing stock price and base salaries as of February 27, 2019.

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Executive Officers and Compensation (continued)

Shares underlying unvested restricted stock or restricted stock units count towards satisfaction of the guidelines, while shares underlying SOSARs (whether vested or unvested) and unearned performance shares do not count. Executive officers have five years from the date they become subject to the guidelines to acquire the requisite number of shares. As of March 2018, all of our executive officers satisfied, exceeded or were on track to meet these requirements within the requisite time period.

Stock ownership guidelines applicable to non-employee members of our Board of Directors are described on page  16.

Prohibition on Hedging and Pledging

To further align the interests of our officers with those of our shareholders, we have adopted a policy prohibiting our directors and certain employees, including all of the executive officers, from hedging their Chipotle stock ownership, pledging their shares of Chipotle stock as collateral for loans, or holding shares of Chipotle stock in margin accounts.

Agreements with our Named Executive Officers

We do not have a formal severance plan for our employees, and historically, we generally have not entered into written employment, change-in-control, severance or similar agreements with any of our employees, including our executive officers. In addition, payouts under the AIP and vesting of equity awards are conditioned on the employee being employed as of the payout or exercise date. However, in connection with our public search for a new Chief Executive Officer, our appointment of Mr. Niccol to that role, and the transition of Mr. Ells to Executive Chairman, we entered into agreements with certain of our executive officers that contain limited, short-term benefits. We believe these agreements were necessary to ensure a smooth and orderly CEO transition and to ensure continuity of leadership during a time of potential uncertainty. We structured these agreements based on an extensive review of external market practices and the specific circumstances of each executive.

Severance Arrangements

In 2017 and 2018, we hired several new executives and, in connection with their offers of employment, provided them with limited, short-term severance arrangements.

When Mr. Boatwright joined Chipotle in May 2017, we entered into an Executive Agreement with him providing that if his employment is terminated by us, other than for cause, at any time prior to May 29, 2019, he would be entitled to a severance payment of up to 12 months of his then-current base salary. The number of months’ salary to which he would be entitled is reduced by one for each month of employment following May 29, 2018 and would be fully exhausted on May 29, 2019.

In connection with Mr. Niccol’s hiring, we signed an offer letter providing that if his employment is terminated prior to March 5, 2023 by us, other than for cause, or by Mr. Niccol with good reason, he would be entitled to severance payments equal to two-times the sum of his then current base salary plus his then current target bonus opportunity (or, if higher, his bonus payout for the immediately preceding fiscal year). The severance payments would be made in equal installments over the 24 months after his termination.

Mr. Brandt joined us in April 2018, and his offer letter provides that if his employment is terminated by us, other than for cause, prior to March 9, 2023, he would be entitled to a severance payment of the sum of his then current base salary plus his then current target bonus opportunity. The severance payments would be made in equal installments over the 12 months after his termination.

Executive Chairman Agreement

On November 28, 2017, we entered into an Executive Chairman Agreement with Mr. Ells that provided for his transition to the role of Executive Chairman of the Board, effective on March 5, 2018 when Brian Niccol was appointed as Chipotle’s new CEO. Under the Agreement, Mr. Ells received an annualized base salary of $900,000 and a target annual bonus opportunity under the AIP of 100% of his base salary for 2018, and he was awarded a special stock-only stock appreciation right (SOSAR) award on January 7, 2018, with an exercise price of $500 per share, which equated to a nearly 60% premium to the grant date stock price of $313.79. The SOSAR will vest on July 7, 2019, subject to Mr. Ells’ continued employment through the vesting date, and possible accelerated vesting upon Mr. Ellis’ earlier termination of employment by Chipotle without cause, by Mr. Ells with good reason, or due to his death or disability. The SOSAR, if vested, will first be exercisable on January 5, 2021, and will expire on January 5, 2022. The SOSAR was granted in lieu of Mr. Ells’ annual long-term equity grant for 2018 and the grant date fair value of this special award was approximately $5.6 million, which was 40% below Mr. Ells’ 2017 annual LTI award as CEO. Under the agreement, Mr. Ells is subject to customary non-competition and non-solicitation restrictive covenants for two years. The agreement also includes customary confidentiality provisions and a mutual non-disparagement

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2019 PROXY STATEMENT	43

Executive Officers and Compensation (continued)

covenant. If Mr. Ells’ employment is terminated by Chipotle without cause or by Mr. Ells with good reason, then, subject to his continued compliance with the restrictive covenants set forth in the agreement, the company will continue to pay Mr. Ells his then-current base salary during the applicable restricted period.

Executive Officer Retention Awards in Connection with CEO Transition

On January 9, 2018, we entered into retention agreements with certain employees, including Messrs. Hartung, Garner and Boatwright. The retention agreements were intended to encourage the executives’ continued service to Chipotle during the pendency of a search for Chipotle’s next Chief Executive Officer and the subsequent leadership transition, and were approved by the Compensation Committee.

The agreement with Mr. Hartung provides for a cash retention bonus of $1,000,000, payable on March 5, 2019, which is the first anniversary of the appointment of a permanent successor to Steve Ells as Chipotle’s Chief Executive Officer. The agreements with Messrs. Garner and Boatwright provide for cash retention bonuses of $500,000 for Mr. Garner and $400,000 for Mr. Boatwright, which were paid in equal installments at the end of each calendar quarter of 2018. In each case, retention payments were subject to the executive’s continuous employment with Chipotle through the payment date.

Additionally, the agreements for Messrs. Garner and Boatwright provided for awards of SOSARs in respect of 18,386 shares for Mr. Garner and 14,709 shares for Mr. Boatwright, and RSUs in respect of 4,780 shares for Mr. Garner and 3,824 shares for Mr. Boatwright. The SOSARs have an exercise price of $313.79 per share, which was the closing price of Chipotle common stock as of the grant date, and both the SOSARs and RSUs are scheduled to vest equally on the second and third anniversaries of the grant date, subject to possible acceleration of vesting in the event of the recipient’s termination without cause or resignation for good reason, or a change in control of Chipotle without issuance of a replacement award to the recipient.

Terms of Offer Letter with New Chief Executive Officer

On March 5, 2018, Brian Niccol was appointed CEO of Chipotle. In connection with his joining us as CEO, we entered into an offer letter with Mr. Niccol providing that for an annualized base salary of $1.2 million, a target annual bonus opportunity for 2018 of 150% of his base salary (which was guaranteed for 2018 only), and a maximum annual bonus opportunity for 2018 of 225% of his base salary. In addition, the offer letter entitled Mr. Niccol to receive the following equity awards: (i) an annual equity award grant for 2018 consisting of (A) PSUs with a target value of $3.0 million as of the grant date, which will have the same terms and conditions as applicable to annual 2018 PSUs awards granted to senior executives of Chipotle generally; and (B) SOSARs with a grant date value of $2.0 million and an exercise price equal to the closing price of Chipotle’s common stock on the grant date, which will vest in equal amounts on the first, second and third anniversaries of the grant date, subject to possible acceleration of vesting in the event of a termination of employment by Chipotle without cause or by Mr. Niccol for good reason, and a seven-year term; (ii) a sign-on award, which was made to Mr. Niccol on his start date, consisting of SOSARs in respect of 53,086 shares and an exercise price equal to 125% of the closing price of Chipotle’s common stock on the grant date, which will vest in equal amounts on the first, second and third anniversaries of the grant date, subject to possible acceleration of vesting as previously described, and a seven-year term; and (iii) a make-whole award – to replace forfeited unvested equity awards held at his prior employer – that was awarded to Mr. Niccol as of his start date and consisting of (A) SOSARs in respect of 114,840 shares and an exercise price equal to 110% of the closing price of Chipotle’s common stock on the grant date, which will vest in equal amounts on the first, second and third anniversaries of the grant date, subject to possible acceleration of vesting as previously described, and a seven-year term; and (B) RSUs totaling 30,141 shares, which will vest in equal amounts on the first, second and third anniversaries of the grant date, subject to possible acceleration of vesting as previously described.

The offer letter further provides that if Mr. Niccol’s employment is terminated by Chipotle without cause, or by Mr. Niccol with good reason, prior to the fifth anniversary of the commencement of his employment with the company, Mr. Niccol will be entitled to a severance payment of two times the sum of his annual base salary and target annual bonus opportunity (or, if higher, the amount of the annual bonus paid to him for the fiscal year immediately preceding the fiscal year in which such termination of employment occurs). The offer letter also entitles Mr. Niccol to employee benefits generally offered by Chipotle from time to time, and further provides for the payment to Mr. Niccol of a $1.0 million signing bonus, which had to be repaid if Mr. Niccol’s employment with Chipotle terminated before the first anniversary of his start date.

44	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2019 PROXY STATEMENT

Executive Officers and Compensation (continued)

Under the offer letter, Mr. Niccol has agreed that, (i) while he is employed by Chipotle and for a one-year period thereafter, he will not engage in a business competitive with Chipotle, and (ii) while he is employed by Chipotle and for a two-year period thereafter, he will not (a) solicit or hire Chipotle’s employees, or (b) induce any of Chipotle’s suppliers, licensees, or other business relations to cease doing business with Chipotle or interfere with the relationship between any such supplier, licensee, or other business relation and Chipotle. The offer letter also includes customary confidentiality and mutual non-disparagement provisions.

Compensation Program Risk

Pay Governance LLC, an independent executive compensation consulting firm retained by the Compensation Committee, conducted a risk assessment of our compensation programs in March 2019 and concluded that our compensation policies, practices and programs do not create risks that are reasonably likely to have a material adverse effect on Chipotle. Pay Governance’s assessment included a review of our pay and incentive plan structures, pay practices and policies and governance processes, including the Compensation Committee’s oversight of such programs (supported by an independent consultant). In structuring and approving our executive compensation programs, as well as policies and procedures relating to compensation throughout our company, the Compensation Committee also considers risks that may be inherent in such programs, policies and procedures. The Compensation Committee reviewed the 2019 assessment and discussed the report with management and, based on its review, determined that any risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the company.

Accounting Considerations

Various rules under generally accepted accounting principles determine the manner in which we account for equity-based compensation in our financial statements. The committee may consider the accounting treatment under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB Topic 718) of alternative grant proposals when determining the form and timing of equity compensation grants to our executive officers. The accounting treatment of such grants, however, is not generally determinative of the type, timing, or amount of any particular grant of equity-based compensation the committee determines to make.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

The Compensation Committee.

Neil W. Flanzraich, Chairperson

Ali Namvar

Mathew Paull

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2019 PROXY STATEMENT	45

Executive Officers and Compensation (continued)

2018 COMPENSATION TABLES

2018 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)(3)	Option Awards(3)(4)	Non-Equity Incentive Plan Compensation(5)	All Other Compensation(6)	Total
BRIAN NICCOL	2018	$969,231	$1,000,000	$12,650,019	$15,683,006	$2,381,684	$837,000	$33,520,940
Chief Executive Officer(7)
STEVE ELLS	2018	$1,023,077	$—	$—	$5,626,075	$1,202,518	$103,372	$7,955,042
Executive Chairman; former Chief Executive Officer(8)	2017	$1,540,000	$—	$9,324,505	$—	$—	$187,675	$11,052,180
	2016	$1,540,000	$—	$14,002,740	$—	$—	$120,356	$15,663,096
JACK HARTUNG	2018	$800,000	$—	$1,800,046	$1,231,989	$899,747	$252,447	$4,984,230
Chief Financial Officer	2017	$800,000	$—	$4,196,010	$—	$—	$209,150	$5,205,160
	2016	$792,308	$—	$5,886,337	$—	$—	$175,559	$6,854,204
CURT GARNER	2018	$518,358	$500,000	$3,119,990	$2,666,469	$439,561	$882,358	$8,126,734
Chief Technology Officer(7)	2017	$483,299	$426,501	$—	$2,653,500	$139,786	$206,468	$3,909,555
SCOTT BOATWRIGHT	2018	$427,765	$400,000	$2,219,991	$1,944,290	$352,916	$366,207	$5,711,169
Chief Restaurant Officer(7)	2017	$236,538	$—	$—	$1,194,757	$69,624	$215,486	$1,716,406
CHRIS BRANDT	2018	$438,462	$500,000	$1,348,567	$2,082,836	$491,306	$178,115	$5,039,286
Chief Marketing Officer(7)

(1)

Amounts under “Bonus” for 2018 represent one-time sign on bonuses for Messrs. Niccol and Brandt, who joined the company in 2018, and one-time retention bonuses granted in January 2018 to Messrs. Garner and Boatwright to induce them to remain with the company during the pendency of the company’s public search for a new chief executive officer.

(2)

Amounts under “Stock Awards” represent the grant date fair value under FASB Topic 718 of performance share units (PSUs) for which vesting was considered probable as of the grant date. See Note 9 to our audited consolidated financial statements for the year ended December 31, 2018, which are included in our Annual Report on Form 10-K filed with the SEC on February 8, 2019, for descriptions of the methodologies and assumptions we use to value stock awards and the manner in which we recognize the related expense pursuant to FASB ASC Topic 718. The 2018 PSU awards will not pay out or have any value unless certain performance targets are achieved, which targets are based on three-year comparable restaurant sales growth from 2018 through 2020, and the two-year average restaurant cash flow margin over 2019 and 2020. The PSU awards reflect an assumed target outcome of the performance conditions and do not reflect the value that ultimately may be realized by the executive officer. The grant date fair value of the 2018 PSU awards, assuming maximum performance, is $9,000,229 for Mr. Niccol, $5,400,137 for Mr. Hartung, $4,860,221 for Mr. Garner, $3,060,175 for Mr. Boatwright and $2,600,675 for Mr. Brandt. For further discussion, see above under “Compensation Discussion and Analysis – 2018 Compensation Program – Long Term Incentives – 2018 Performance Share Award Design.” The 2017 PSU awards will not pay out or have any value unless the price of our common stock exceeds an average of $600 for a period of 60 consecutive trading days before February 19, 2020. The 2016 PSU awards expired and did not payout because the price of our common stock did not exceed an average of $700 for a period of 60 consecutive trading days before February 3, 2019.

(3)

In connection with Mr. Niccol joining Chipotle in March 2018, the company granted him (i) a one-time award of stock only stock appreciation rights (SOSAR) with an exercise price equal to 125% of the closing stock price of Chipotle common stock on the grant date as a sign-on inducement, and (ii) a one-time award of SOSARs with an exercise price equal to 110% of the closing stock price of Chipotle common stock on the grant date and a restricted stock unit (RSU) as a make-whole award to replace unvested equity awards Mr. Niccol forfeited when he terminated employment with his former employer. The SOSARs are reflected in the “Option Awards” column and the RSU is reflected in the “Stock Award” column. In January 2018, the company granted Mr. Ells a one-time award of SOSARs for 175,000 shares in connection with his agreement to transition from CEO of the company to Executive Chairman of the Board and in lieu of his annual 2018 long-term equity grant. The SOSARs are reflected in the “Option Awards” column and have an exercise price of $500 per share, which equated to a nearly 60% premium to the grant date stock price.

(4)

Amounts under “Option Awards” represent the grant date fair value under FASB Topic 718 of SOSARs awarded in 2018. See Note 9 to our audited consolidated financial statements for the year ended December 31, 2018, as referenced in footnote 2, for descriptions of the methodologies and assumptions we use to value SOSAR awards and the manner in which we recognize the related expense pursuant to FASB ASC Topic 718.

(5)	Amounts under “Non-Equity Incentive Plan Compensation” represent the amounts earned under the annual incentive plan (AIP) for the relevant year.

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Executive Officers and Compensation (continued)

(6)	Amounts shown in the “All Other Compensation” column for 2018 include the following:

NAME	COMPANY CONTRIBUTIONS TO RETIREMENT PLANS(a)	PERSONAL AIRCRAFT USE AND COMMUTING COSTS(b)	HOUSING AND RELOCATION(c)	HOME SECURITY(d)	CAR ALLOWANCE(e)	LEGAL FEES(f)	TAX PAYMENTS(g)	TOTAL
Brian Niccol	$0	$145,157	$26,189	$32,744	$28,350	$563,668	$40,894	$837,000
Steve Ells	$40,923	$0	$0	$0	$57,503	$4,945	$0	$103,372
Jack Hartung	$32,023	$50,731	$64,335	$0	$24,457	$0	$80,902	$252,447
Curt Garner	$30,406	$23,313	$465,633	$0	$35,100	$0	$327,906	$882,358
Scott Boatwright	$7,542	$0	$238,231	$0	$35,100	$0	$85,333	$366,207
Chris Brandt	$0	$27,921	$48,899	$0	$25,660	$0	$75,635	$178,115

(a)

Consists of matching contributions made by the company to Chipotle’s 401(k) Plan and the Supplemental Deferred Investment Plan for the benefit of the executive. The Supplemental Deferred Investment Plan is a nonqualified deferred compensation arrangement for employees who earn compensation in excess of the maximum compensation that can be taken into account with respect to the 401(k) Plan, as set by the Internal Revenue Code. See “Non-Qualified Deferred Compensation for 2018” for more details on this plan.

(b)

Consists of commuting costs for new executives who joined Chipotle in 2018 and/or executives who commuted from home to our company headquarters for all or part of 2018, including in connection with Chipotle’s headquarters relocating to California from Colorado in 2018, and the cost of personal use of company-owned aircraft for commuting. Amounts for commercial travel include airfare, airport parking and ground transportation relating to travel between home and our company headquarters; amounts for use of company-owned aircraft include costs billed by a third-party operating company or, for company-operated flights, the hourly operating cost of the aircraft, consisting of fuel costs, an allocation of maintenance costs, and an allocation of other operating costs such as crew expenses, catering, landing fees, taxes, and other operating costs. On occasion, Mr. Ells and Mr. Niccol have used the company-owned aircraft for personal flights and have reimbursed the company for the aggregate incremental costs of those flights.

(c)

Consists of relocation costs for executives who joined the company in 2018 and/or relocated in connection with the relocation of Chipotle’s headquarters from Colorado to California, as well as temporary housing expenses for executives who were commuting from home and our company headquarters location. Relocation costs include costs such as transportation, house hunting trips, packing and transportation of household belongings, and housing costs include monthly rent and utilities payments. The executive would be required to repay Chipotle for these relocation costs if the executive’s employment terminated before the one year anniversary of his start date or relocation. The aggregate incremental cost was based on the amount paid to the NEO or the service provider, as applicable.

(d)

Consists of costs to install a security system in Mr. Niccol’s home, which includes one-time advisory fees and equipment installation, plus monthly monitoring costs. The aggregate incremental cost was based on the amount paid to the service provider.

(e)

Consists of costs for company car used by the executive, including depreciation expense recognized on company-owned cars or lease payments on leased cars (in either case less employee payroll deductions), insurance premiums, and maintenance and fuel costs. Also includes car allowances paid to those executives who choose not to use a company car.

(f)

Consists of legal fees and expenses paid by the company arising from a commercial legal proceeding relating to Mr. Niccol’s employment by Chipotle, and also legal fees paid by the company for legal review of employment-related agreements for Messrs. Niccol and Ells.

(g)

Consists of the company’s reimbursement of taxes payable by the executive in connection with housing, relocation and commuting costs that are taxable perquisites to the executives under rules of the Internal Revenue Service.

(7)

Several executive officers became executive officers of Chipotle within the past two years, and their compensation is reported only for the years in which they were executive officers of the company: Mr. Niccol joined the company as Chief Executive Officer in March 2018; Mr. Garner was designated as an executive officer in March 2017; Mr. Boatwright was designated as an executive officer in September 2017; and Mr. Brandt joined the company in April 2018.

(8)	Mr. Ells transitioned to Executive Chairman in March 2018, effective upon our appointment of Mr. Niccol as Chief Executive Officer.

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Executive Officers and Compensation (continued)

Grants of Plan-based Awards In 2018

			Estimated Future Payouts Under Non-equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number Of Securities Underlying Options(2) (#)	Exercise Or Base Price Of Option Awards ($/Sh)	Grant Date Fair Value Of Stock And Option Awards(3) ($)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
BRIAN NICCOL
	AIP(4)	—	$1,800,000	$1,800,000	$3,024,000
	RSUs(5)	3/5/18							30,141			$9,649,943
	PSUs(6)	3/29/18				2,321	9,285	27,855				$3,000,076
	SOSAR(5)	3/5/18								114,840	$352.18	$9,721,206
	SOSAR(5)	3/5/18								53,086	$400.20	$4,011,709
	SOSAR(7)	3/29/18								21,439	$323.11	$1,950,091
STEVE ELLS
	AIP	—	$204,319	$1,061,397	$2,388,142
	SOSAR(8)	1/5/18								175,000	$500.00	$5,626,075
JACK HARTUNG
	AIP	—	$130,900	$680,000	$1,428,000
	PSU(6)	3/29/18				1,393	5,571	16,713				$1,800,046
	SOSAR(7)	3/29/18								14,742	$355.42	$1,231,989
CURT GARNER
	AIP	—	$65,519	$340,360	$714,756
	RSU(7)	1/5/18							4,780			$1,499,916
	PSU(6)	3/29/18				1,254	5,014	15,042				$1,620,074
	SOSAR(7)	1/5/18								18,386	$313.79	$1,557,662
	SOSAR(7)	3/29/18								13,268	$355.42	$1,108,807
SCOTT BOATWRIGHT
	AIP	—	$53,928	$280,146	$588,307
	RSU(7)	1/5/18							3,824			$1,199,933
	PSU(6)	3/29/18				789	3,157	9,471				$1,020,058
	SOSAR(7)	1/5/18								14,709	$313.79	$1,246,146
	SOSAR(7)	3/29/18								8,354	$355.42	$698,144
CHRIS BRANDT
	AIP	—	$75,075	$390,000	$819,000
	RSU(5)	3/29/18							1,548			$481,676
	PSU(6)	3/29/18				697	2,786	8,358				$866,892
	SOSAR(5)	3/29/18								22,567	$403.89	$1,521,016
	SOSAR(7)	3/29/18								7,372	$355.42	$561,820

(1)

Each executive officer was entitled to a cash award to be paid under our 2014 Cash Incentive Plan; however, as a matter of practice, the Compensation Committee exercises discretion to pay each executive officer a lesser amount determined under the AIP as described under “Compensation Discussion and Analysis – 2018 Compensation Program – Annual Incentive Plan.” The “Threshold” column reflects amounts that would be paid under the AIP if each executive officer achieved the plan goals at the minimum level required to receive any payout. Amounts under Target reflect the target AIP bonus that would have been paid to the executive officer if each of the company performance factor, team performance factor and individual performance factor under the AIP had been set at 100 percent. Amounts under Maximum reflect the AIP bonus that would have been payable had each of the company performance factor, team performance factor and individual performance factor been at the maximum level. Actual AIP bonuses paid are reflected in the “Non-Equity Incentive Plan Compensation” column of the table labeled 2018 Summary Compensation Table above.

(2)

All equity awards are denominated in shares of common stock and were granted under the Amended and Restated Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan. See “Terms of 2018 Annual Performance Share Unit Awards” and “Terms of 2018 Annual SOSAR Awards” below for a description of the vesting terms for the Performance Shares and SOSARs granted during 2018.

(3)

See Note 9 to our audited consolidated financial statements for the year ended December 31, 2018, which are included in our Annual Report on Form 10-K filed with the SEC on February 8, 2018, for descriptions of the methodologies and assumptions we used to value equity awards pursuant to FASB Topic 718.

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Executive Officers and Compensation (continued)

(4)

In connection with his joining Chipotle in March 2018, the company guaranteed Mr. Niccol’s AIP for 2018 at no less than 150% of his base salary. The guarantee does not apply to 2019 or any future years.

(5)

Grants of equity awards as make-whole or inducement awards when the executives joined Chipotle in early 2018. The SOSARs granted to Mr. Niccol have exercise prices equal to 110% and 125% of the closing stock price of Chipotle common stock on the grant date, and all awards granted to Mr. Niccol vest ratably over three years beginning on the first anniversary of the grant date. The awards to Mr. Brandt vest ratably on the second and third anniversary of the grant date.

(6)	PSUs vest in March following the end of the performance period (January 1, 2018 — December 31, 2020) if and to the extent that both of the two performance goals are achieved.

(7)	The SOSAR and the RSU awards vests 50% on the second anniversary and 50% on the third anniversary of the date of grant.

(8)	The SOSAR vests in full on July 4, 2019 and can be exercised only between January 5, 2021 and January 5, 2022.

Terms of 2018 Annual Performance Share Unit Awards

Performance share unit awards (PSUs) granted to the executive officers in 2018 will vest only if and to the extent that both of the two performance goals specified in the awards are achieved. The performance goals are comparable restaurant sales growth over a three-year performance period (2018 through 2020), and average restaurant-level cash flow margin over a two-year performance period (2019 and 2020). The payout range for the PSUs is 0% to 300%, and none of the PSUs will vest if either performance goal is below the threshold target of an average of 3.5% for comparable restaurant sales growth or 18.5% for average restaurant-level cash flow margin.

Vesting and payout of each PSU is subject to the recipient’s continued employment through the vesting date, subject to the potential pro-rata payout to the recipient or his estate in the event of termination due to death, disability or retirement, and to potential accelerated vesting in the event of certain terminations within two years of certain change in control transactions.

Terms of 2018 Annual SOSAR Awards

Each stock only stock appreciation right (SOSAR) represents the right to receive shares of common stock in an amount equal to (i) the excess of the market price of the common stock at the time of exercise over the exercise price of the SOSAR, divided by (ii) the market price of the common stock at the time of exercise. The exercise price of the SOSARs for all executive officers, except Mr. Niccol, is equal to 110% of the closing price of our common stock on the date of grant. The exercise price of the annual grant of SOSARs to Mr. Niccol for 2018 is equal to the closing price of our common stock on the date of grant. The SOSARs are subject to vesting in two equal amounts on the second and third anniversary of the grant date, subject to potential acceleration of vesting in the event of termination due to death, disability, or retirement, and to potential accelerated vesting if the SOSARs are not replaced in the event of certain in control transactions. When he joined the company, Mr. Niccol was granted two one-time SOSAR grants as a make-whole award and an inducement award, and the exercise price of these SOSARs was 110% and 125% of the closing price of our common stock on the date of grant.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2019 PROXY STATEMENT	49

Executive Officers and Compensation (continued)

Outstanding Equity Awards at Fiscal Year End 2018

	Option Awards					Stock Awards

Name	Number Of Securities Underlying Unexercised Options Exercisable(#)	Number Of Securities Underlying Unexercised Options Unexercisable(#)		Option Exercise Price($)	Option Expiration Date	Equity Incentive Plan Awards: Number Of Unearned Shares, Units Or Other Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market Or Payout Value Of Unearned Shares, Units Of Other Rights That Have Not Vested($)(1)
Brian Niccol	—	114,840	(3)	$352.18	3/24/2025	2,321	(3)	$1,002,185
	—	53,086	(2)	$400.20	3/4/2025	30,141	(2)	$13,014,582
	—	21,439		$323.11	3/28/2025
Steve Ells	—	175,000	(4)	$500.00	1/5/2022	10,000	(5)	$4,317,900
	87,500			$543.20	2/3/2021
	87,500			$543.20	2/3/2021
Jack Hartung	25,000	—		$318.45	2/7/2020	1,393	(3)	$601,483
	—	14,742		$355.42	3/28/2025	4,500	(5)	$1,943,055
	25,000	—		$318.45	2/7/2020
	30,000	—		$543.20	2/3/2021
	30,000	—		$543.20	2/3/2021
Curt Garner	—	18,386		$313.79	1/4/2025	1,254		$541,465
	11,000	—		$554.86	12/15/2022	4,780		$2,063,956
	—	25,000		$427.61	2/19/2024
	—	13,268		$355.42	3/28/2025
	12,500	12,500		$417.22	4/26/2023
Scott Boatwright	—	14,709		$313.79	1/4/2025	789	(3)	$340,682
	—	8,354		$355.42	3/28/2025	3,824		$1,651,597
	—	10,090		$475.70	5/29/2024
Chris Brandt	—	22,567	(2)	$403.89	3/28/2025	697		$300,958
	—	7,372		$355.42	3/28/2025	1,548	(2)	$668,411

(1)	Calculated Based on the closing stock price of our common stock on December 31, 2018 of $431.79 per share.

(2)

Represents grants of SOSARs and RSUs awarded as make-whole or inducement awards when the executives joined Chipotle in early 2018. The SOSARs granted to Mr. Niccol have an exercise price equal to 110% and 125% of the closing stock price of Chipotle common stock on the grant date and vest ratably over three years beginning on the first anniversary of the grant date. The awards to Mr. Brandt vest ratably on the second and third anniversary of the grant date.

(3)

Represents the annual grant of performance share units for 2018, assuming achievement at the threshold level (which would require achievement of threshold comparable restaurant sales growth over a three-year performance period (2018 through 2020) and threshold average restaurant-level cash flow margin over a two-year performance period (2019 and 2020)). The terms of the 2018 performance share awards are further described above under “– Terms of 2018 Annual Performance Share Unit Awards.”

(4)

Represents a one-time SOSAR grant to Mr. Ells under this Executive Chairman Agreement in connection with his transition from Chief Executive Officer to Executive Chairman. The SOSAR was granted in lieu of Mr. Ells’ annual 2018 long-term equity award, has an exercise price of $500, which equates to an almost 60% premium to the closing stock price of Chipotle common stock on the grant date and vests in full on July 4, 2019, subject to Mr. Ells’ continued employment through the vesting date.

(5)

Represents the annual grant of performance share awards for 2017, assuming achievement at the threshold level (which would require that our average closing stock price for any period of 60 consecutive trading days during the performance period equals at least $600, in addition to achievement of comparable restaurant sales goals).

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Executive Officers and Compensation (continued)

Option Exercises and Stock Vested In Fiscal 2018

	Option Awards		Stock Awards

Name	Number Of Shares Acquired On Exercise(#)	Value Realized On Exercise($)	Number Of Shares Acquired On Vesting(#)(1)	Value Realized On Vesting($)(2)
Brian Niccol	—	—	—	—
Steve Ells	—	—	11,537	$3,679,265
Jack Hartung	—	—	4,845	$1,545,119
Curt Garner	—	—	—	—
Scott Boatwright	—	—	—	—
Chris Brandt	—	—	—	—

(1)	Reflects the number of shares of Chipotle common stock acquired on vesting of restricted stock units.

(2)	Equals closing price the Chipotle’s common stock on the vesting date multiplied by the number of shares vested.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2018

The Chipotle Mexican Grill, Inc. Supplemental Deferred Investment Plan permits eligible management employees, including our executive officers, to make contributions to deferral accounts once the employee has maximized his or her contributions to our 401(k) plan. Contributions are made on the participant’s behalf through payroll deductions from 1% to 50% of the participant’s monthly base compensation, which are credited to the participant’s “Supplemental Account,” and from 1% to 100% of awards under the AIP, which are credited to the participant’s “Deferred Bonus Account.” We also match contributions at the rate of 100% on the first 3% of compensation contributed and 50% on the next 2% of compensation contributed. Amounts contributed to a participant’s deferral accounts are not subject to federal income tax at the time of contribution, fluctuate in value based on the investment choices selected by the participant (which may be changed by the participant at any time) and are fully vested at all times following contribution.

Participants may elect to receive distribution of amounts credited to their accounts in either (1) a lump sum amount paid from two to six years following the end of the year in which the deferral is made, subject to a one-time opportunity to postpone such lump sum distribution, or (2) a lump sum or installment distribution following termination of the participant’s service with us, with installment payments made in accordance with the participant’s election on a monthly, quarterly or annual basis over a period of up to 15 years following termination, subject to a one-time opportunity to change such distribution election within certain limitations. Distributions in respect of a participant’s deferral account are subject to federal income tax as ordinary income in the year the distribution is made.

Amounts credited to participants’ deferral accounts are unsecured general obligations of ours to pay the value of the accounts to the participants at times determined under the plan.

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Executive Officers and Compensation (continued)

The table below presents contributions by each executive officer, and our matching contributions, to the Supplemental Deferred Investment Plan during 2018, as well as each executive officer’s earnings under the plan and ending balances in the plan on December 31, 2018.

Name	Executive Contributions In Last Fy(1)	Registrant Contributions In Last Fy(2)	Aggregate Earnings In Last Fy(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance At Last Fye(4)
Brian Niccol	—	—	—	—	—
Steve Ells	$37,404	$29,923	$4,706	$567,069	$302,169
Jack Hartung	$135,500	$27,100	$58,799	$0	$6,642,131
Curt Garner	$112,041	$21,392	($20,580)	$0	$112,853
Scott Boatwright	—	—	—	—	—
Chris Brandt	—	—	—	—	—

(1)	These amounts are reported in the 2018 Summary Compensation Table as part of each executive’s “Salary” for 2018.

(2)	These amounts are reported in the 2018 Summary Compensation Table as part of each executive’s “All Other Compensation” for 2018.

(3)	These amounts are not reported as compensation in the 2018 Summary Compensation Table because none of the earnings are “above market” as defined in SEC rules.

(4)

These amounts include amounts previously reported in the Summary Compensation Table as “Salary,” “Non-Equity Incentive Plan Compensation” or “All Other Compensation” for years prior to 2018 (ignoring for purposes of this footnote any investment losses on balances in the plan and any withdrawals/distributions), in the following aggregate amounts: $2,501,415 for Mr. Ells and $5,658,831 for Mr. Hartung.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Agreements with our Named Executive Officers

Agreement with New Chief Executive Officer

On March 5, 2018, Brian Niccol was appointed CEO of Chipotle. In connection with his hiring, we entered into an offer letter with Mr. Niccol providing for an annualized base salary of $1.2 million, a target annual bonus opportunity for 2018 of 150% of his base salary (which was guaranteed for 2018 only), and a maximum annual bonus opportunity for 2018 of 225% of his base salary. In addition, the offer letter entitled Mr. Niccol to receive the following equity awards: (i) an annual equity award grant for 2018 consisting of (A) PSUs with a target value of $3.0 million as of the grant date, which will have the same terms and conditions as applicable to annual 2018 PSU awards granted to senior executives of Chipotle generally; and (B) SOSARs with a grant date value of $2.0 million and an exercise price equal to the closing price of Chipotle’s common stock on the grant date, which will vest in equal amounts on the first, second and third anniversaries of the grant date, subject to possible acceleration of vesting in the event of a termination of employment by Chipotle without cause or by Mr. Niccol for good reason, and a seven-year term; (ii) a sign-on award, which was made to Mr. Niccol on his start date, consisting of SOSARs in respect of 53,086 shares and an exercise price equal to 125% of the closing price of

Chipotle’s common stock on the grant date, which will vest in equal amounts on the first, second and third anniversaries of the grant date, subject to possible acceleration of vesting as previously described, and a seven-year term; and (iii) a make-whole award – to replace forfeited unvested equity awards held at his prior employer – that was awarded to Mr. Niccol as of his start date and consisting of (A) SOSARs in respect of 114,840 shares and an exercise price equal to 110% of the closing price of Chipotle’s common stock on the grant date, which will vest in equal amounts on the first, second and third anniversaries of the grant date, subject to possible acceleration of vesting as previously described, and a seven-year term; and (B) RSUs totaling 30,141 shares, which will vest in equal amounts on the first, second and third anniversaries of the grant date, subject to possible acceleration of vesting as previously described.

The offer letter further provides that if Mr. Niccol’s employment is terminated by Chipotle without cause, or by Mr. Niccol with good reason, prior to the fifth anniversary of the commencement of his employment with the company, Mr. Niccol will be entitled to a severance payment of two times the sum of his annual base salary and target annual bonus opportunity (or, if higher, the amount of the annual bonus paid to him for the fiscal year immediately preceding the fiscal year in which such termination of employment occurs). The offer letter also entitles Mr. Niccol to employee benefits generally offered by Chipotle from time to time, and further provides for the

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Executive Officers and Compensation (continued)

payment to Mr. Niccol of a $1.0 million signing bonus, which had to be repaid if Mr. Niccol’s employment with Chipotle terminated before the first anniversary of his start date.

Under the offer letter, Mr. Niccol has agreed that, (i) while he is employed by Chipotle and for a one-year period thereafter, he will not engage in a business competitive with Chipotle, and (ii) while he is employed by Chipotle and for a two-year period thereafter, he will not (a) solicit or hire Chipotle’s employees, or (b) induce any of Chipotle’s suppliers, licensees, or other business relations to cease doing business with Chipotle or interfere with the relationship between any such supplier, licensee, or other business relation and Chipotle. The offer letter also includes customary confidentiality and mutual non-disparagement provisions.

Terms of those agreements are described above under “Compensation Discussion and Analysis – Agreements with our Named Executive Officers.”

Severance Arrangements

We do not have a formal severance plan for our employees and, historically, we generally have not entered into written employment, change-in-control, severance or similar agreements with any of our employees, including our executive officers. In addition, payouts under the AIP and vesting and exercise of equity awards are conditioned on the employee being employed as of the payout, vesting or exercise date. However, in connection with our public search for a new Chief Executive Officer, our appointment of Mr. Niccol to that role and the transition of Mr. Ells to Executive Chairman, we entered into agreements with certain of our executive officers that contain limited, short-term post-termination benefits. We believe these agreements were necessary to ensure a smooth and orderly CEO transition and to ensure continuity of leadership during a time of potential uncertainty.

When Mr. Boatwright joined Chipotle in May 2017, we entered into an Executive Agreement with him providing that if his employment is terminated by us, other than for cause, at any time prior to May 29, 2019, he would be entitled to a severance payment of up to 12 months of his then current base salary. The number of months’ salary to which he would be entitled is reduced by one for each month of employment following May 29, 2018 and the severance benefit fully lapses on May 29, 2019. Severance payments are conditioned on Mr. Boatwright’s execution of a mutual release of claims and a non-competition agreement with the company.

As described above under “Agreement with New Chief Executive Officer,” we signed an offer letter with Mr. Niccol in February 2018 providing that if his employment is terminated prior to March 5, 2023 by us, other than for cause, or by Mr. Niccol with good reason, he would be entitled to severance payments equal to two times the sum of his then current base salary plus his then current target bonus opportunity (or, if higher, his bonus payout for the immediately preceding fiscal year). The severance payments would be made in equal installments over the 24 months after his termination and are conditioned on Mr. Niccol’s execution of a general release of claims against the company.

Mr. Brandt joined us in April 2018, and his offer letter provides that if his employment is terminated prior to March 9, 2023 by us, other than for cause, or by Mr. Brandt with good reason, he would be entitled to severance payments equal to the sum of his then current base salary plus his then current target bonus opportunity. Severance payments would be made in equal installments over the 12 months after his termination and are conditioned on Mr. Brandt’s execution of a general release of claims against the company.

Executive Chairman Agreement

On November 28, 2017, we entered into an Executive Chairman Agreement with Mr. Ells providing for his transition to the role of Executive Chairman of the Board, effective on March 5, 2018 when Brian Niccol was appointed as Chipotle’s new CEO. Under the Agreement, Mr. Ells receive an annualized base salary of $900,000 and a target annual bonus opportunity under the AIP of 100% of his base salary for 2018, and he was awarded a special stock-only stock appreciation right (SOSAR) award on January 7, 2018, with an exercise price of $500 per share, which equated to a nearly 60% premium to the grant date stock price of $313.79. The SOSAR will vest on July 7, 2019, subject to Mr. Ells’ continued employment through the vesting date, and possible accelerated vesting upon Mr. Ells’ earlier termination of employment by Chipotle without cause, by Mr. Ells with good reason, or due to his death or disability. The SOSAR, if vested, will first be exercisable on January 5, 2021, and will expire on January 5, 2022. The SOSAR was granted in lieu of an annual long-term equity award for 2018 and the grant date fair value of this special SOSAR was $5.6 million, which was approximately 40% below Mr. Ells’ 2017 annual LTI award as CEO. Under the agreement, Mr. Ells is subject to customary non-competition and non-solicitation restrictive covenants for two years. The agreement also includes customary confidentiality provisions and a mutual non-disparagement

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Executive Officers and Compensation (continued)

covenant. If Mr. Ells’ employment is terminated by Chipotle without cause or by Mr. Ells with good reason, then, subject to his continued compliance with the restrictive covenants set forth in the agreement, the company will continue to pay Mr. Ells his then-current base salary during the two-year restricted period.

Executive Officer Retention Awards

On January 9, 2018, we entered into retention agreements with certain employees, including Messrs. Hartung, Garner and Boatwright. The retention agreements were intended to encourage the executives’ continued service to Chipotle during the pendency of a public search for Chipotle’s next Chief Executive Officer and the subsequent leadership transition, and were approved by the Compensation Committee.

The agreement with Mr. Hartung provides for a cash retention bonus of $1,000,000, payable on March 5, 2019, which is the first anniversary of the appointment of a permanent successor to Steve Ells as Chipotle’s Chief Executive Officer. The agreements with Messrs. Garner and Boatwright provide for cash retention bonuses of $500,000 for Mr. Garner and $400,000 for Mr. Boatwright, which were paid in equal installments at the end of each calendar quarter of 2018. In each case, retention payments were subject to the executive’s continuous employment with Chipotle through the payment date. Payment of the retention award for each executive would be accelerated and paid in full if the executive’s employment was terminated prior to the scheduled payment date by us, other than for cause, or by the executive with good reason.

Additionally, the agreements for Messrs. Garner and Boatwright provided for awards of SOSARs in respect of 18,386 shares for Mr. Garner and 14,709 shares for Mr. Boatwright, and RSUs in respect of 4,780 shares for Mr. Garner and 3,824 shares for Mr. Boatwright. The SOSARs have an exercise price of $313.79 per share, which was the closing price of Chipotle common stock as of the grant date, and both the SOSARs and RSUs are scheduled to vest equally on the second and third anniversaries of the grant date, subject to possible acceleration of vesting in the event of the recipient’s termination without cause or resignation for good reason, or a change in control of Chipotle without issuance of a replacement award to the recipient.

Equity Awards

The terms of some equity-based award agreements, including for awards granted to our executive officers, provide for post-employment benefits in certain circumstances.

Performance Share Units. The award agreements for the performance share units provide that if the holder’s employment terminates due to death, disability or retirement, the PSUs will vest on a pro-rata basis, based on the portion of the performance period during which the holder was employed by the company, and will be settled at the same time the PSUs are settled with respect to other PSU holders. Retirement is defined as the holder having a combined age and years of service with the company equal to at least 70. In the event a change in control of the company occurs, the PSUs will immediately vest at the greater of target or actual performance through the date the change in control is completed; provided that, in lieu of immediate vesting, the Compensation Committee may approve the replacement of the company’s PSUs with a comparable performance share unit issued by the company’s successor.

Stock Appreciation Rights. The award agreements for the stock-only stock appreciation rights (SOSARs) provide that if the holder’s employment terminates due to death or disability, any unvested SOSARs as of the termination date will immediately vest and will remain exercisable until the third anniversary of the termination date. If the holder’s employment terminates due to retirement, any unvested SOSARs will continue to vest on the regularly scheduled vesting date as if the holder remained employed by the company, and the SOSARs will be exercisable until the third anniversary of the termination date, in the case of any SOSARs that were vested as of the termination date, and the third anniversary of the applicable vesting date, in the case of any SOSARs that were unvested as of the termination date. Retirement is defined as the holder having a combined age and years of service with the company equal to at least 70. In the event a change in control of the company occurs that results in our common stock being removed from listing on a national securities exchange, the Compensation Committee is required to arrange for the substitution for any unvested SOSARs with the grant of a replacement award that provides the holder with substantially the same economic value and benefits and that vest on the earlier of the date the SOSARs would otherwise have vested under the terms of this SOSAR Agreement and the third anniversary of the grant date.

Restricted Stock Units. The award agreements for the RSUs provide that if the holder’s employment terminates due to death, disability or the consummation of a change in control of the company, any unvested RSUs as of the termination date will immediately vest; however, the vesting of the RSUs held by Mr. Niccol do not accelerate or continue if the holder’s employment terminates due to retirement or the occurrence of a change in control of the company.

54	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2019 PROXY STATEMENT

Executive Officers and Compensation (continued)

The following table presents the potential estimated payments to each executive officer named in this proxy statement if he were terminated as a result of the indicated triggering event as of December 31, 2018, the last day of the fiscal year. The table does not include amounts that we would need to pay regardless of the occurrence of the indicated triggering event, such as accumulated balances in retirement plans. In calculating the amounts reflected in the table, we assumed the following:

•

each triggering event occurred on December 31, 2018, the last trading day of fiscal 2018, and a price per share of our common stock $431.79, the closing price of Chipotle common stock on December 31, 2018;

•	the executive earned the AIP at the actual payout amount for 2018, since he was employed by the company through the end of the year; and

•	with respect to PSUs, awards were earned at target levels.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Officer	Termination without Cause or By Executive for Good Reason	Change in Control (Double Trigger)(1)	Retirement(2)	Death or Disability
BRIAN NICCOL
Salary Continuation(3)	$2,400,000	$0	$0	$0
Annual Bonus(3)	$3,600,000	$0	$0	$0
One-time Equity Grants(4)	$23,833,982	$10,819,399	$0	$23,833,982
Annual Equity Grants	$2,329,991	$6,339,161	$0	$3,431,717
STEVE ELLS
Salary Continuation(5)	$1,800,000	$0	$0	$0
Annual Bonus(6)	$0	$0	$0	$0
One-time Equity Grant(7)	$0	$0	$0	$0
Annual Equity Grants	$0	$8,635,800	$0	$5,362,871
JACK HARTUNG
Salary Continuation	$0	$0	$0	$0
Annual Bonus(6)	$0	$0	$0	$0
Retention Bonus(8)	$1,000,000	$1,000,000	$0	$0
Annual Equity Grants	$0	$7,417,459	$3,659,706	$3,659,706
CURT GARNER
Salary Continuation	$0	$0	$0	$0
Annual Bonus(6)	$0	$0	$0	$0
One-time Equity Grant	$4,233,504	$4,233,504	$0	$0
Annual Equity Grants	$0	$3,464,897	$0	$1,894,846
SCOTT BOATWRIGHT
Salary Continuation(9)	$179,581	$0	$0	$0
Annual Bonus(6)	$0	$0	$0	$0
One-time Equity Grant	$3,386,827	$3,386,827	$0	$0
Annual Equity Grants	$0	$2,001,156	$0	$1,012,594
CHRIS BRANDT
Salary Continuation(10)	$600,000	$0	$0	$0
Annual Bonus(10)	$390,000	$0	$0	$0
One-time Equity Grant	$0	$1,298,030	$0	$1,298,030
Annual Equity Grants	$0	$1,765,967	$0	$893,577

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2019 PROXY STATEMENT	55

Executive Officers and Compensation (continued)

(1)

Reflects amounts the executive may receive if both a change in control of Chipotle occurs and the executive’s employment is terminated (other than for cause or by the executive for good reason). If a successor company grants the executive comparable equity awards in replacement of the outstanding Chipotle awards, no accelerated vesting would occur.

(2)

Retirement is defined as the executive having achieved a combined age and years of service equal to at least 70. Mr. Hartung is the only executive who is eligible for retirement treatment as of December 31, 2018.

(3)

Mr. Niccol’s offer letter provides that if his employment is terminated prior to March 5, 2023 by Chipotle without cause, or by him with good reason, he would be entitled to severance payments equal to two-times the sum of his base salary plus his target bonus opportunity (or, if higher, his bonus payout for the immediately preceding fiscal year).

(4)

Represents the accelerated vesting of the inducement and make-whole equity awards granted to Mr. Niccol when he joined Chipotle, assuming he experienced a qualifying termination as of December 31, 2018. Value is calculated based on the closing stock price of Chipotle common stock on December 31, 2018 of $431.79 per share.

(5)	If Mr. Ells’ employment is terminated by Chipotle without cause or by him with good reason, the company has agreed to continue to pay his base salary for two years.

(6)	Assumes the executive fully earned the AIP at the actual payout amount for 2018, so it is not reflected in the table.

(7)

Mr. Ells’ one-time SOSAR grant to purchase 175,000 shares would vest upon termination by Chipotle without cause or by him with good reason; however, the stock option was not in the money as of December 31, 2018 so it is not reflected in the table.

(8)	Represents the acceleration of Mr. Hartung’s retention award, which otherwise is payable on March 5, 2019.

(9)

Mr. Boatwright’s executive agreement provides that if his employment is terminated prior to May 29, 2019 by Chipotle without cause, he would be entitled to a severance payment of up to 12 months of his then-current base salary’ however, the number of months’ salary to which he would be entitled is reduced by one for each month of employment following May 29, 2018.

(10)

Mr. Brandt’s offer letter provides that if his employment is terminated prior to March 9, 2023 by Chipotle without cause, or by him with good reason, Mr. Brandt would be entitled to severance payments equal to the sum of his base salary plus his target bonus opportunity.

CEO PAY RATIO

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, U.S. publicly-traded companies are required to disclose the ratio of their CEO’s annual total compensation to the median of the annual total compensation of all employees of the company other than the CEO. This disclosure is required in this proxy statement and requires that our median employee be selected from all employees, including full-time, part-time, seasonal and temporary employees.

Because the SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, apply certain exclusions, and make reasonable estimates that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable with the pay ratio that we have reported. For example, Chipotle employs almost 73,000 people in our 2,500 restaurants around the world, and about 67,900 are hourly employees working on our restaurant crew. Importantly, all of our restaurants are company-owned and not franchised, which will impact the comparability of our CEO pay ratio to the ratio of many other restaurant or retail companies that operate under a franchise model (and who do not employ all of the restaurant crews).

We calculated our CEO to median employee pay ratio in accordance with the Dodd-Frank Act and Item 402(u) of the SEC’s Regulation S-K, to arrive at a reasonable estimate calculated in accordance with SEC regulations and guidance. We identified our median employee by using total 2018 compensation for all individuals, excluding our CEO, who were employed by us on December 31, 2018 (annualized in the case of full- and part-time employees who joined Chipotle during 2018). To arrive at a consistently applied compensation measure, we excluded from total 2018 compensation certain unusual or non-recurring items not available to all employees generally. This resulted in identification of a median employee with total compensation of $13,779, which is the annualized compensation for an hourly employee who works part-time at one of our restaurants in the Midwest United States. This total compensation figure is not necessarily representative of the compensation of other restaurant employees or of our overall compensation practices.

For our CEO, we used the total compensation for Brian Niccol, our CEO, as reported in the 2018 Summary Compensation Table; however, since Mr. Niccol was appointed CEO in March 2018, we annualized Mr. Niccol’s base salary as if he had joined Chipotle on January 1, 2018. Based on an annual total compensation of our median employee for 2018 of $13,779, and the annualized total compensation for our CEO in 2018 of $33.6 million, the ratio of our CEO’s annual total compensation to our median employee’s annual total compensation is 2,450 to 1. However, a significant majority of Mr. Niccol’s 2018 total compensation is attributable to several one-time equity awards granted to him when he joined the company. In connection with Mr. Niccol joining Chipotle in March 2018, the company granted him (i) a one-time award of stock appreciation rights as a sign-on inducement, and (ii) a one-time award of stock appreciation rights and a restricted stock unit as make-whole awards to replace

56	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2019 PROXY STATEMENT

Executive Officers and Compensation (continued)

unvested equity awards Mr. Niccol forfeited when he terminated employment with his former employer in order to join Chipotle. These one-time awards had a value of $23.4 million, based on the closing price of Chipotle common stock on the date they were granted. Excluding the value of these one-time equity awards, which were not repeated in 2019, the CEO to median employee pay ratio would be 680 to 1. We believe that excluding the one-time equity awards granted to our CEO when he was hired results in a more meaningful comparison of ongoing compensation our CEO will receive and offers a better comparison to our median-compensated employee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and holders of greater than 10 percent of our outstanding common stock to file initial reports of their ownership of our equity securities and reports of changes in ownership with the SEC. Based solely on a review of the copies of such reports furnished to us and written representations from our officers and directors, we believe that all Section 16(a) filing requirements were complied with on a timely basis in 2018, except for the following: Chipotle inadvertently failed to file one Form 4 for each of Messrs. Baldocchi, Cappuccio, Flanzraich and Musk and Ms. Hickenlooper, directors of the company, to reflect their receipt of an annual director’s grant of restricted stock units. The RSUs were granted in May 2018 and the Form 4s were filed in February 2019, promptly after the oversight was discovered.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2019 PROXY STATEMENT	57

Certain Relationships and Related Party Transactions

Agreements with Pershing Square Capital Management, L.P.

See “Proposal 1 – Election of Directors – Director Nomination Process – Investor Agreement Regarding Board Nominations” for details regarding the Investor Agreement entered into with Pershing Square on December 14, 2016. Concurrent with the Investor Agreement, we also entered into a Confidentiality Agreement allowing Pershing Square to receive non-public information regarding Chipotle, subject to specified confidentiality obligations.

Additionally, on February 3, 2017, we entered into a Registration Rights Agreement with Pershing Square. Pursuant to the Registration Rights Agreement, Pershing Square may make up to four requests that we file a registration statement to register the sale of shares of our common stock that Pershing Square beneficially owns, subject to the limitations and conditions provided in the Registration Rights Agreement. The Registration Rights Agreement also provides that we will file and keep effective, subject to certain limitations, a shelf registration statement covering shares of our common stock beneficially owned by Pershing Square, and also provides certain piggyback registration rights to Pershing Square. We would be responsible for the expenses of any such registration.

The registration rights provided in the agreement terminate as to any Pershing Square shareholder upon the earliest of (i) the date on which such shares are disposed of pursuant to an effective registration statement, (ii) the date on which such securities are sold pursuant to Rule 144, and (iii) such shareholder ceasing to beneficially own at least 5% of our outstanding common stock, provided such shareholder no longer has a representative serving on our Board, and is permitted to sell shares of common stock beneficially owned by such shareholder under Rule 144(b)(1) of the Securities Act. The Registration Rights Agreement also contains customary indemnification provisions.

The Investor Agreement, Confidentiality Agreement and Registration Rights Agreement contain various other obligations and provisions applicable to Chipotle and Pershing Square. The foregoing descriptions of the Investor Agreement, the Confidentiality Agreement and the Registration Rights Agreement are qualified in their entirety by reference to the full text of the Investor Agreement (including the form of Confidentiality Agreement included as an exhibit thereto), which is attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on December 19, 2016, and the Registration Rights Agreement, which is attached as Exhibit 10.11 to our Annual Report on Form 10-K filed with the SEC on February 7, 2017.

Other Registration Rights

Prior to our initial public offering in 2006, certain of our current shareholders, including Steve Ells, who is now our Executive Chairman, and Albert S. Baldocchi, a member of our Board, entered into a registration rights agreement with us relating to shares of common stock they held at the time the agreement was executed. Under the agreement, these directors are entitled to piggyback registration rights with respect to registration statements we file under the Securities Act of 1933, as amended, subject to customary restrictions and pro rata reductions in the number of shares to be sold in an offering. We would be responsible for the expenses of any such registration.

Director and Officer Indemnification

We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of our company, arising out of such person’s services as a director or executive officer of ours, any subsidiary of ours or any other company or enterprise to which the person provided services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

58	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2019 PROXY STATEMENT

Other Business and Miscellaneous

The Board and our management do not know of any other matters to be presented at the annual meeting. If other matters do properly come before the annual meeting, it is intended that the persons named in the accompanying proxy vote the proxy in accordance with their best judgment on such matters.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2020 ANNUAL MEETING

Inclusion of Proposals in Our Proxy Statement and Proxy Card under the SEC’s Rules

Any proposal of a shareholder intended to be included in our proxy statement and form of proxy/voting instruction card for the 2020 annual meeting of shareholders pursuant to SEC Rule 14a-8 must be received by us no later than December 3, 2019, unless the date of our 2020 annual meeting is more than 30 days before or after May 21, 2020, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials. All proposals must be addressed to Chipotle Mexican Grill, Inc., 610 Newport Center Dr., Suite 1300, Newport Beach, CA 92660, Attn: Corporate Secretary.

Inclusion of Director Nominations in Our Proxy Statement and Proxy Card under our Proxy Access Bylaws

Our proxy access bylaws permit qualified shareholders or groups of shareholders to include nominations for election as a director in our proxy statement and form of proxy/voting instruction card, if the shareholder(s) comply with the proxy access provisions in our bylaws. For the 2020 annual meeting, notice of a proxy access nomination must be received at the address provided above no earlier than November 3, 2019, and no later than December 3, 2019.

Bylaw Requirements for Shareholder Submission of Nominations and Proposals

A shareholder nomination of a person for election to our Board of Directors or a proposal for consideration at our 2020 annual meeting must be submitted in accordance with the advance notice procedures and other requirements set forth in Article II of our bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the shareholder nomination or other proposals included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. Our bylaws require that the proposal or nomination must be received by our corporate Secretary at the above address no earlier than the close of business on January 22, 2020, and no later than the close of business on February 21, 2020, unless the date of the 2020 annual meeting is more than 30 days before or 60 days after May 21, 2020. If the date of the 2020 annual meeting is more than 30 days before or 60 days after May 21, 2020, we must receive the proposal or nomination no earlier than the 120th day before the meeting date and no later than the 90th day before the meeting date, or if the date of the meeting is announced less than 100 days prior to the meeting date, no later than the tenth day following the day on which public disclosure of the date of the 2020 annual meeting is made.

AVAILABILITY OF SEC FILINGS, CORPORATE GOVERNANCE GUIDELINES, CODE OF CONDUCT, CODES OF ETHICS AND COMMITTEE CHARTERS

Copies of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and all amendments to those reports filed with the SEC, our Code of Conduct, Codes of Ethics, Corporate Governance Guidelines, the charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10 percent of the outstanding shares of either class of our common stock are posted on and may be obtained on the Investors page of our website at www.chipotle.com without charge, or may be requested (exclusive of exhibits), at no cost by mail to Chipotle Mexican Grill, Inc., Newport Center Dr. Suite 1300, Newport Beach, CA 92660, Attn: Corporate Secretary.

DELIVERY OF MATERIALS TO SHAREHOLDERS WITH SHARED ADDRESSES

Beneficial holders who own their shares through a broker, bank or other nominee and who share an address with another such beneficial owner are only being sent one Notice of Internet Availability of Proxy Materials or set of proxy materials, unless such holders have provided contrary instructions. If you wish to receive a separate copy of these materials or if you are receiving multiple copies and would like to receive a single copy, please contact Chipotle investor relations by writing to Investor Relations, Chipotle Mexican Grill, Inc., 610 Newport Center Dr., Suite 1300, Newport Beach, CA 92660, or by email to ir@chipotle.com or by calling (949) 524-4132. We will promptly deliver a separate copy to you upon written or oral request.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2019 PROXY STATEMENT	59

Other Business and Miscellaneous (continued)

ATTENDANCE AT THE MEETING

To attend the meeting, you must be a shareholder on the record date of March 26, 2019 and obtain an admission ticket in advance. Tickets will be available to registered and beneficial owners and to one guest accompanying each registered or beneficial owner. You can print your own tickets and you must bring them to the meeting to gain access. Tickets can be printed by accessing Shareholder Meeting Registration at www.proxyvote.com and following the instructions provided (you will need the control number included on your proxy card, voter instruction form or notice).

Requests for admission tickets will be processed in the order in which they are received and must be requested no later than 11:59 p.m. Eastern Time on May 17, 2019. Please note that seating is limited and requests for tickets will be accepted on a first-come, first-served basis.

On the day of the meeting, each shareholder will be required to present valid picture identification such as a driver’s license or passport with their admission ticket, and you may be denied admission if you do not. Seating will begin at 7:30 a.m. local time and the meeting will begin at 8:00 a.m. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting. You may be required to enter through a security check before being granted access to the meeting.

MISCELLANEOUS

If you request physical delivery of these proxy materials, we will mail along with the proxy materials our 2018 Annual Report, including our Annual Report on Form 10-K for fiscal year 2018 (and the financial statements included in that report) as filed with the SEC; however, it is not intended that the Annual Report on Form 10-K be a part of the proxy statement or a solicitation of proxies.

You are respectfully urged to enter your vote instruction via the Internet as explained on the Notice of Internet Availability of Proxy Materials that was mailed to you, or if you are a holder of record and have received a proxy card, via telephone as explained on the proxy card. We will appreciate your prompt response.

60	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2019 PROXY STATEMENT

CHIPOTLE MEXICAN GRILL, INC. 610 NEWPORT CENTER DR. NEWPORT BEACH, CA 92660	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 20, 2019 for shares held directly and by 11:59 P.M. Eastern Time on May 16, 2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 20, 2019 for shares held directly and by 11:59 P.M. Eastern Time on May 16, 2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
SHAREHOLDER MEETING REGISTRATION

To register to attend the meeting, go to the “Register for Meeting” link at www.proxyvote.com. Please refer to the Proxy Statement for additional information regarding admission procedures at the meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E66381-P21975                    KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHIPOTLE MEXICAN GRILL, INC.			For All	Against All	For All Except	To vote “AGAINST” any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Ten Directors		☐	☐	☐
Nominees:
	01) Al Baldocchi	06) Robin Hickenlooper
	02) Paul Cappuccio	07) Scott Maw
	03) Steve Ells	08) Ali Namvar
	04) Patricia Fili-Krushel	09) Brian Niccol
	05) Neil Flanzraich	10) Matthew Paull

The Board of Directors recommends you vote FOR the following proposals:								For	Against	Abstain
2.	An advisory vote to approve the compensation of our executive officers as disclosed in the proxy statement (“say-on-pay”).							☐	☐	☐
3.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019.							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
			yes	No
Please indicate if you plan to attend this meeting.			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Combined Proxy Statement and Annual Report are available at www.proxyvote.com.

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E66382-P21975

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

May 21, 2019

The shareholder(s), revoking all prior proxies, hereby appoint(s) Steve Ells, Brian Niccol and Roger Theodoredis, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Chipotle Mexican Grill, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 A.M., Pacific Time, on May 21, 2019, at the Hyatt Regency Newport Beach, 1107 Jamboree Road, Newport Beach, CA 92660, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE